Exhibit 10.1

Published CUSIP Numbers
Deal: 29443BAJ8
Revolving Facility: 29443BAL3
Delayed Draw Term Loan Facility: 29443BAK5

CREDIT AGREEMENT

Dated as of November 21, 2015

among

EQUIFAX INC.,
as a Borrower and as a Guarantor,

EQUIFAX LIMITED,
EQUIFAX CANADA CO.
and
Equifax Luxembourg S.À.R.L.
as Designated Borrowers,

Certain Other Subsidiaries of EQUIFAX INC. From Time To Time Party Hereto,

SUNTRUST BANK,
as Administrative Agent

and

The Other Lenders From Time To Time Party Hereto

 ______________________________________________________________________________

SUNTRUST ROBINSON HUMPHREY, INC.,
J.P. MORGAN SECURITIES LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
Mizuho Bank, Ltd.
and
WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers

and

BANK OF AMERICA, N.A.,
JPMORGAN CHASE BANK, N.A.,
Mizuho Bank, Ltd.
and
WELLS FARGO BANK, N.A.
as Co-Syndication Agents

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES

1.01(a)	Existing Letters of Credit
2.01	Revolving Commitments and Applicable Revolving Percentages
2.06	DDTL Commitments and Applicable DDTL Percentages
5.01(b)	Subsidiaries of the Borrowers
8.02	Liens as of Closing Date
8.03	Debt of Subsidiaries on the Closing Date
12.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Revolving Loan Notice
B-1	Bid Request
B-2	Competitive Bid
C	Swing Line Loan Notice
D	Revolving Note
E	Officer’s Compliance Certificate
F-1	Assignment and Assumption
F-2	Administrative Questionnaire
G	Designated Borrower Request and Assumption Agreement
H	Designated Borrower Notice
I	U.S. Tax Compliance Certificate
J	DDT Loan Notice
K	DDTL Note
L	Incremental Term Loan Notice

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of November 21, 2015, among EQUIFAX INC., a Georgia corporation (the “Company”), EQUIFAX LIMITED, a limited company organized under the laws of England and Wales with registered number 02425920 (“Equifax Limited”), EQUIFAX CANADA CO., a company organized under the laws of Nova Scotia (“Equifax Canada”), EQUIFAX LUXEMBOURG S.À.R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand-Duchy of Luxembourg with registered office at Atrium Business Park, 33 rue du Puits Romain, L-8070 Bertrange, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 51.062 and having a share capital of USD $4,385,400 (“Equifax Luxembourg”), certain other Eligible Subsidiaries of the Company that from time to time become a party hereto pursuant to Section 2.16 (each of Equifax Canada, Equifax Limited, Equifax Luxembourg and each such Eligible Subsidiary, a “Designated Borrower” and, together with the Company, the “Borrowers”, and each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and SUNTRUST BANK, as Administrative Agent and Swing Line Lender.

STATEMENT OF PURPOSE

WHEREAS, the Company has requested that (a) the Revolving Lenders establish a $900,000,000 revolving credit facility in favor of the Borrowers and (b) the DDT Lenders establish an $800,000,000 delayed draw term loan facility in favor of the Company;

WHEREAS, subject to the terms and conditions of this Agreement, (a) the Revolving Lenders, to the extent of their respective Revolving Commitments, are willing severally to (a) establish the revolving credit facility in favor of the Borrowers, and (b) the DDT Lenders are willing to establish the delayed draw term loan facility in favor of the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“364-Day Revolving Credit Facility” means the 364-day revolving credit facility evidenced by that certain 364-Day Credit Agreement, dated as of the date hereof, among the Company, certain lenders party thereto and SunTrust Bank, as administrative agent thereunder.

“Absolute Rate” means a fixed rate of interest expressed in multiples of 1/100th of one basis point.

“Absolute Rate Loan” means a Bid Loan that bears interest at a rate determined with reference to an Absolute Rate.

“Acquired Business” means the Acquired Company together with its Subsidiaries.

“Acquired Company” means Veda Group Limited, a company incorporated in the Commonwealth of Australia.

“Acquisition Effective Time” means 8:00 a.m. Sydney, Australia time on the date the relevant Australian court approves the Veda Acquisition, which is the time at which the Company or its Affiliate is irrevocably required to pay the cash consideration for the Veda Acquisition in exchange for the remaining outstanding Capital Stock of the Acquired Company.

“Administrative Agent” means SunTrust Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries (a) controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries or (b) owns or holds ten percent (10%) or more of the Capital Stock in such first Person or any of its Subsidiaries. The term “control” means the possession, directly or indirectly, of any power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate DDTL Commitments” means the DDTL Commitments of all the DDT Lenders. The Aggregate DDTL Commitments on the Closing Date shall be Eight Hundred Million Dollars ($800,000,000).

“Aggregate Incremental Term Loan Commitments” means the Incremental Term Loan Commitments of all the Incremental Term Loan Lenders.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders. The Aggregate Revolving Commitments on the Closing Date shall be Nine Hundred Million Dollars ($900,000,000).

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Alternative Currency” means each of Euro, Australian Dollars, New Zealand Dollars, Canadian Dollars, Japanese Yen, Sterling, Swiss Franc and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Revolving Commitments and $300,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Foreign Obligor Documents” shall have the meaning assigned thereto in Section 5.01(y)(i).

“Applicable DDTL Percentage” means with respect to any DDT Lender at any time, the percentage (carried out to the ninth decimal place) of the outstanding DDT Loans and Aggregate DDTL Commitments represented by the outstanding DDT Loans and DDTL Commitments of such DDT Lender, in each case at such time, subject to adjustment as provided in Section 2.20. The initial Applicable DDTL Percentage of each DDT Lender is set forth opposite the name of such DDT Lender on Schedule 2.06 or in the Assignment and Assumption pursuant to which such DDT Lender becomes a party hereto, as applicable.

“Applicable Percentage” means the Applicable DDTL Percentage and/or the Applicable Revolving Percentage, as the context may require.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Commitment/ Ticking Fee	Eurodollar Rate Loans and Letter of Credit Fees	Base Rate Loans
1	A/A2 or better	0.070%	0.875%	0.000%
2	A-/A3	0.100%	1.000%	0.000%
3	BBB+/Baa1	0.125%	1.125%	0.125%
4	BBB/Baa2	0.150%	1.250%	0.250%
5	BBB-/Baa3 or worse	0.200%	1.500%	0.500%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Company has only one Debt Rating (i) as a result of either S&P or Moody’s failure to continue to rate any issuer’s non-credit-enhanced, senior unsecured long-term debt, then the Pricing Level shall be based on such Debt Rating that remains available (e.g., if Moody’s Debt Rating corresponds to Pricing Level 1 and S&P is no longer in the business of rating any issuer’s non-credit-enhanced, senior unsecured long-term debt, then Pricing Level 1 shall apply) or (ii) for any other reason, then the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Company does not have any Debt Rating, Pricing Level 5 shall apply until the earlier of (A) such time as S&P and/or Moody’s provides another Debt Rating or (B) the Required Lenders have agreed to an alternative pricing grid or other method for determining Pricing Levels pursuant to an effective amendment to this Agreement.

Initially, the Applicable Rate shall be determined based upon the Debt Rating for Pricing Level 3. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Company to the Administrative Agent of notice thereof pursuant to Section 6.06 and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.20. If the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Revolving Percentage of each Revolving Lender shall be determined based on the Applicable Revolving Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Revolving Percentage of each Revolving Lender is set forth opposite the name of such Revolving Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.16(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means STRH, JPMSL, Mizuho Bank, Ltd., MLPFSI and WFSL in their capacities as joint lead arrangers under the Agreement.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F-1 or any other form (including electronic documentation generated by MarkitClear or another electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.04(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.08, and (c) the date of termination of the commitment of each Lender to make Revolving Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 9.02.

“Bankruptcy Event” means any of the events set forth in Section 9.01(i) or (j) or any of those events which with the passage of time, the giving of notice or any other condition would constitute such an event, in respect of any of the Borrowers or any of their Subsidiaries.

“Base Rate” shall mean the highest of (i) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Eurodollar Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.

“Base Rate DDT Loan” means a DDT Loan that is a Base Rate Loan.

“Base Rate Incremental Term Loan” means an Incremental Term Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“Base Rate Term Loan” means a Term Loan that is a Base Rate Loan.

“Bid Borrowing” means a borrowing consisting of simultaneous Bid Loans of the same Type from each of the Lenders whose offer to make one or more Bid Loans as part of such borrowing has been accepted under the auction bidding procedures described in Section 2.03.

“Bid Loan” has the meaning specified in Section 2.03(a).

“Bid Loan Lender” means, in respect of any Bid Loan, the Lender making such Bid Loan to the Company.

“Bid Loan Sublimit” means an amount equal to $200,000,000. The Bid Loan Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Bid Request” means a written request for one or more Bid Loans substantially in the form of Exhibit B-1.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.01(c).

“Borrowing” means a borrowing consisting of (i) Loans of the same Class and Type, in the same currency, made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect, or (ii) a Swing Line Loan.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a)          if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)          if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurodollar Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means a TARGET Day;

(c)          if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)          if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease” means, with respect to any Person, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of such Person and its Consolidated Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, capital stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock; (c) in the case of a partnership, partnership interests (whether general or limited); (d) in the case of a limited liability company, membership interests; and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, an L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case to the extent required pursuant to this Agreement and pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” has the meaning specified in Section 9.01(h).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swing Line Loans, Bid Loans, DDT Loans or Incremental Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swing Line Commitment, a DDTL Commitment or an Incremental Term Loan Commitment.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 12.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Revolving Commitment, an Incremental Term Loan Commitment or a DDTL Commitment, or any combination thereof (as the context shall permit or require).

“Company” has the meaning specified in the introductory paragraph hereto.

“Competitive Bid” means a written offer by a Lender to make one or more Bid Loans, substantially in the form of Exhibit B-2, duly completed and signed by a Lender.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of a Person and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, as applied to the Company and its Consolidated Subsidiaries without duplication, the sum of the amounts for such period of: (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income has been deducted for (i) Consolidated Interest Expense, (ii) all federal and state income tax expense, (iii) depreciation and amortization expense, and (iv) all other non-cash charges (including, without limitation, non-cash compensation expense), all of the foregoing as determined and computed on a Consolidated basis in accordance with GAAP; provided that for purposes of calculating Consolidated EBITDA of the Company for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Leverage Ratio, (A) the Consolidated EBITDA of (or attributable to) (1) any other Person, (2) all or substantially all of the business or assets of any other Person or (3) operating division or business unit of any other Person, acquired by, or merged into or consolidated with, the Company or one of its Consolidated Subsidiaries during such Reference Period, in each case under this clause (A), shall be included on a pro forma basis for such Reference Period as if such acquisition, merger or consolidation in connection therewith occurred on the first day of such Reference Period and (B) the Consolidated EBITDA of (or attributable to) (1) any Consolidated Subsidiary whose Capital Stock is sold or otherwise transferred to any Person other than to the Company or to a Consolidated Subsidiary of the Company during such Reference Period such that as a result of such sale or transfer such Consolidated Subsidiary ceases to be a Subsidiary of the Company, (2) assets (whether all or substantially all) of the Company or any Consolidated Subsidiary sold, leased or otherwise transferred to any Person other than to the Company or to a Subsidiary of the Company during such Reference Period or (3) an operating division or business unit of the Company or any Consolidated Subsidiary sold, leased or otherwise transferred to any Person other than to the Company or to a Consolidated Subsidiary of the Company during such Reference Period, in each case under this clause (B), shall be excluded on a pro forma basis for such Reference Period as if the consummation of such sale, lease or other transfer occurred on the first day of such Reference Period so long as the Consolidated EBITDA of (or attributable to) such Capital Stock, asset, operating division or business unit sold or otherwise transferred, exceeds 5% of Consolidated Operating Profit for the immediately preceding Fiscal Year.

“Consolidated Funded Debt” means, as of any date, without duplication, all Debt of the Company and its Consolidated Subsidiaries of the type referred to in clauses (a), (b), (f), (g) (but only with respect to obligations otherwise included in this definition of Consolidated Funded Debt), (h), (i) (but only to the extent then due and owing), (j) (but in the case of clause (j), only to the extent of any drawn and unreimbursed amount of such letters of credit) and (l) and (m) of the definition of “Debt” set forth in this Section 1.01, all of the foregoing as determined and computed on a Consolidated basis in accordance with GAAP. Any Debt described in clauses (l) and (m) of the definition of Debt shall be included in the calculation of Consolidated Funded Debt even if the applicable Subsidiary is not consolidated under GAAP.

“Consolidated Interest Expense” means, for any period, as applied to the Company and its Consolidated Subsidiaries, for any period determined on a consolidated basis in accordance with GAAP, the sum of (a) total interest expense, including without limitation the interest component of any payments in respect of capital leases capitalized or expensed during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period) and any upfront fees and expenses in connection with a Hedging Agreement plus (c) amortization of debt discount and debt isuance fees plus (d) any fees (including underwriting fees and expenses paid in connection with the Loan Documents, the 364-Day Revolving Credit Facility, the acquisition of the Acquired Business, and any other acquisition of all or substantially all of the assets or Capital Stock of a Person), in connection with any amendment or waiver of any debt issuance and (e) any administration fees payable to the Administrative Agent in connection with the Loan Documents, the agent under the 364-Day Revolving Credit Facility and the agent with respect to any other Debt, in each case as determined and computed on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income, after taxes, of the Company and its Consolidated Subsidiaries for such period as determined and computed on a Consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date, Consolidated Total Assets, less the sum of the value, as set forth or reflected in the most recent Consolidated balance sheet of the Company and its Consolidated Subsidiaries, prepared in accordance with GAAP of:

(a)          All assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, excluding “Purchased Data Files,” but including, without limitation, goodwill (as determined by the Company in a manner consistent with its past accounting practices and in accordance with GAAP), trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense;

(b)          To the extent not included in clause (a) of this definition, any amount at which shares of Capital Stock of the Company appear as an asset on the balance sheet of its Consolidated Subsidiaries; and

(c)          To the extent not included in clause (a) of this definition, deferred expenses.

“Consolidated Operating Profit” means, for any period, the Operating Profit of the Company and its Consolidated Subsidiaries, all of the foregoing as determined and computed on a Consolidated basis in accordance with GAAP.

“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which, in accordance with GAAP, are Consolidated with those of the Company in its Consolidated financial statements as of such date.

“Consolidated Total Assets” means, as of any date, the assets and properties of the Company and its Consolidated Subsidiaries, as determined and computed on a Consolidated basis in accordance with GAAP.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“DDT Lender” means each Lender holding a DDTL Commitment or a DDT Loan.

“DDT Loan” has the meaning specified in Section 2.06.

“DDT Loan Notice” means a notice of (a) a borrowing of DDT Loans, (b) a conversion of DDT Loans from one Type to the other, or (c) a continuation of Eurodollar Rate DDT Loans, pursuant to Section 2.06(b), which shall be in writing and shall be substantially in the form of Exhibit J.

“DDTL Commitment” means, with respect to each DDT Lender, the obligation of such DDT Lender to make a DDT Loan hereunder, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule 2.06. The aggregate principal amount of all DDT Lenders’ DDTL Commitments is $800,000,000 as of the Closing Date. The DDTL Commitments shall automatically terminate upon the funding of the DDT Loans on the DDTL Funding Date.

“DDTL Commitment Termination Date” means the earliest to occur of (x) May 22, 2016, (y) the valid termination of the Veda Acquisition Agreement in accordance with its terms, and (z) the date on which the DDTL Commitments are terminated pursuant to Section 2.08.

“DDTL Funding Date” means a date, on or after the Closing Date but not after the DDTL Commitment Termination Date, on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 12.01).

“DDTL Limited Conditionality Period” has the meaning set forth in Section 9.05.

“DDTL Note” means a promissory note made by the Company in favor of a DDT Lender evidencing a DDT Loan made by such DDT Lender to the Company, substantially in the form of Exhibit K.

“Debt” of any Person means at any date, without duplication:

(a)          all obligations of such Person for borrowed money;

(b)          all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)          all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)          all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business on terms customary in the trade) which would appear as liabilities on a balance sheet of such Person;

(e)          all obligations of such Person under take or pay or similar arrangements or under commodities agreements;

(f)          all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that for purposes hereof the amount of such Debt shall be limited to the greater of (i) the amount of such Debt as to which there is recourse to such Person and (ii) the fair market value of the property which is subject to the Lien;

(g)          all Support Obligations of such Person with respect to a Debt of another Person;

(h)          the principal portion of all obligations of such Person under Capital Leases;

(i)          all net obligations of such Person in respect of Hedging Agreements;

(j)          the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed or not cash collateralized);

(k)          all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date;

(l)          the outstanding attributed principal amount under any asset securitization program of such Person (including without limitation any notes or accounts receivable financing program); and

(m)          the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to the assets (other than the ownership interest in such partnership or joint venture) of such Person for payment of such Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Section 9.01 which, with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, unless such Lender has delivered written notice to the Administrative Agent and the Company indicating that such obligation is the subject of a good faith dispute as to the satisfaction of one or more conditions precedent to funding (which notice shall specifically identify the particular Default, if any), (b) has notified the Company, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment (provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority), in each case, as the Administrative Agent may reasonably determine based solely on the foregoing.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto, and shall include each additional Eligible Subsidiary of the Company that becomes a “Designated Borrower” hereunder pursuant to Section 2.16.

“Designated Borrower Notice” has the meaning specified in Section 2.16(b).

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.16.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 12.06(b)(iii)).

“Eligible Subsidiary” means any Wholly-Owned Subsidiary of the Company organized in the United States, Canada, the United Kingdom, Luxembourg (or such other jurisdiction as all Revolving Lenders and the Administrative Agent shall approve in writing).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local and foreign laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, binding interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equifax Canada” has the meaning specified in the introductory paragraph hereto.

“Equifax Limited” has the meaning specified in the introductory paragraph hereto.

“Equifax Luxembourg” has the meaning specified in the introductory paragraph hereto.

“Equity Issuance” means any issuance by the Company or any of its Subsidiaries to any Person other than the Company or any of its Subsidiaries of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that for purposes of Title I or Title IV of ERISA or Section 412 or Section 430 of the Code would be deemed to be a “single employer” with the Company under Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Bid Margin” means the margin above or below the Eurodollar Rate to be added to or subtracted from the Eurodollar Rate, which margin shall be expressed in multiples of 1/100th of one basis point.

“Eurodollar Margin Bid Loan” means a Bid Loan that bears interest at a rate based upon the Eurodollar Rate.

“Eurodollar Rate” means, with respect to each Interest Period for a Eurodollar Rate Loan, (i) the rate per annum equal to the London interbank offered rate for deposits in Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that (x) if the rate referred to in clause (i) above is not available at any such time for any reason (including if there is no published LIBOR in respect of any particular Alternative Currency), then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in U.S. Dollars in an amount equal to the amount of such Eurodollar Rate Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period, and (y) if the interest rate for any Eurodollar Rate Loan determined pursuant to this definition is less than zero, then the Eurodollar Rate for such Eurodollar Rate Loan shall be deemed to equal zero.

“Eurodollar Rate DDT Loan” means a DDT Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”. Eurodollar Rate DDT Loans may only be denominated in Dollars.

“Eurodollar Rate Incremental Term Loan” means an Incremental Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”. Eurodollar Rate Incremental Term Loans may only be denominated in Dollars.

“Eurodollar Rate Loan” means a Eurodollar Rate Revolving Loan, a Eurodollar Rate Term Loan or a Eurodollar Margin Bid Loan.

“Eurodollar Rate Revolving Loan” means a Revolving Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”. Eurodollar Rate Revolving Loans may be denominated in Dollars or in an Alternative Currency. All Revolving Loans denominated in an Alternative Currency must be Eurodollar Rate Revolving Loans.

“Eurodollar Rate Term Loan” means a Eurodollar Rate DDT Loan or a Eurodollar Rate Incremental Term Loan.

“Event of Default” means any of the events specified in Section 9.01, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 12.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of December 19, 2012, among the Company, the Subsidiaries of the Company party thereto as “Designated Borrowers,” the various lenders party thereto, and Bank of America, N.A., as administrative agent.

“Existing Letters of Credit” means those certain letters of credit, described in reasonable detail on Schedule 1.01(a).

“Existing Revolving Maturity Date” has the meaning specified in Section 2.17.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code and any applicable intergovernmental agreements with respect thereto.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” means, collectively, the letter agreements, each dated as of October 27, 2015 among (a) the Company, the Administrative Agent and STRH; (b) the Company, JPMorgan Chase Bank, N.A. and JPMSL; (c) the Company, Bank of America, N.A. and MLPFSI; (d) the Company, Wells Fargo Bank, N.A. and WFSL and (e) the Company and Mizuho Bank, Ltd.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on or about December 31.

“Foreign Lender” means any Lender, with respect to any Borrower, that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of an L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Borrower that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Revolving Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Revolving Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” means, without duplication, all of the Obligations of the Designated Borrowers to the Lenders and the Administrative Agent, whenever arising, under this Agreement, the Designated Borrower Request and Assumption Agreements, any Letter of Credit Applications, the Notes and any other Loan Documents (including, but not limited to, obligations with respect to principal, interest and fees and obligations of any Designated Borrower under Section 12.04 hereof).

“Hazardous Materials” means any substances or materials (a) which are or become regulated or defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law; (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority; (c) the presence of which require investigation or remediation under any Environmental Law; (d) the discharge or emission or release of which requires a permit or license under any Applicable Law or other Governmental Approval; or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to an interest rate swap, collar, cap, floor or forward rate agreement, foreign currency agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person, and any confirming letter executed pursuant to such hedging agreement, all as amended, amended and restated, supplemented or otherwise modified from time to time.

“Incremental Term Loan” has the meaning specified in Section 2.18(f).

“Incremental Term Loan Commitment” has the meaning specified in Section 2.18(a). Once funded, any Incremental Term Loan Commitment hereunder shall automatically terminate to the extent of the amount of the Incremental Term Loans funded.

“Incremental Term Loan Lender” means each Lender holding an Incremental Term Loan Commitment or an Incremental Term Loan.

“Incremental Term Loan Note” means a promissory note made by the Company in favor of an Incremental Term Loan Lender evidencing an Incremental Term Loan made by such Incremental Term Loan Lender to the Company.

“Incremental Term Loan Notice” means a notice of (a) a borrowing of Incremental Term Loans, (b) a conversion of Incremental Term Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Incremental Term Loans, pursuant to Section 2.06(b), which shall be in writing and shall be substantially in the form of Exhibit L.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 12.04(b).

“Information” has the meaning specified in Section 12.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means (a) as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or (in the case of any Eurodollar Rate Revolving Loan, Eurodollar Rate Incremental Term Loan or Eurodollar Rate DDT Loan) converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Loan Notice or Bid Request, as the case may be, or, in the case of Eurodollar Rate Revolving Loans, Eurodollar Rate Incremental Term Loans and Eurodollar Rate DDT Loans, such other period that is twelve months or less requested by the Company and consented to by (i) all of the Revolving Lenders in the case of Revolving Loans, (ii) all of the Incremental Term Loan Lenders in the case of Incremental Term Loans and (iii) all of the DDT Lenders in the case of DDT Loans; and (b) as to each Absolute Rate Loan, a period of not less than 14 days and not more than 180 days as selected by the Company in its Bid Request; provided that:

(i)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)        no Interest Period with respect to any Class of Eurodollar Rate Loans shall extend beyond the Maturity Date applicable to such Class.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Debt, securities or otherwise) of shares of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or securities issued by such Person; (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than those made in connection with the purchase of equipment or other assets in the ordinary course of business); or (c) any other capital contribution to or investment in such Person including, without limitation, any Support Obligation (including any support for a letter of credit issued on behalf of such person) incurred for the benefit of such Person.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Company (or any Subsidiary) or in favor of the applicable L/C Issuer and relating to such Letter of Credit.

“JPMSL” means J.P. Morgan Securities LLC.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of (i) SunTrust Bank, (ii) with respect to the Existing Letters of Credit, Bank of America, N.A., (iii) any Affiliate of an Arranger that is a Revolving Lender hereunder designated by the Company that agrees to act as an L/C Issuer in respect of any Letter of Credit requested by the Company hereunder and (iv) any other Revolving Lender reasonably acceptable to the Administrative Agent and designated by the Company that agrees to act as an L/C Issuer in respect of any Letter of Credit requested by the Company hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes each Revolving Lender, each Incremental Term Loan Lender, each DDT Lender and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit, in each case, providing for the payment of cash upon the honoring of a presentation thereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. All Letters of Credit shall be issued in Dollars.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.04(h).

“Letter of Credit Sublimit” means an amount equal to $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Funded Debt on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Leverage Ratio Increase Requirements” means, in connection with any request by the Company to increase the Leverage Ratio under Section 8.01 by 0.50 for a four consecutive fiscal quarter period, the following:

(i)          the Company delivers such request in writing to the Administrative Agent at least three (3) Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to the date on which such request is to be given effect;

(ii)         such request is delivered in connection with a Material Acquisition that is permitted hereunder;

(iii)        such election is only given effect for the four consecutive fiscal quarter period following the date on which the applicable Material Acquisition is consummated (by way of example only, if the Material Acquisition is consummated on May 15, 2016, for the fiscal quarters ending June 30, 2016, September 30, 2016, December 31, 2016 and March 31, 2017); and

(iv)        the Company may not make an election during any period in which a previous election is then in effect, and at least one full fiscal quarter must elapse following the end of any such four fiscal quarter period during which an election is in effect before the Company may make any such additional election.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any easement, right of way or other encumbrance on title to real property). For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease (excluding, however, any synthetic leases) or other title retention agreement relating to such asset.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan, a Term Loan, a Bid Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.19 of this Agreement and the Fee Letters.

“Loan Notice” means a Revolving Loan Notice, a DDT Loan Notice and/or an Incremental Term Loan Notice, as the context may require.

“Material Acquisition” means any acquisition by the Company or any of its Subsidiaries of all or any portion of the Capital Stock or other ownership interest in any Person which is not a Subsidiary or all or any substantial portion of the assets, property and/or operations of a Person which is not a Subsidiary (including the acquisition of a division or line of business of such a Person) with respect which, in each case, the aggregate consideration for such acquisition is in excess of $100,000,000.

“Material Adverse Effect” means any of (a) a material adverse effect on the business, assets, operations, or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material adverse effect on the ability of any Borrower to perform its obligations under the Loan Documents, in each case to which it is a party; or (c) a material adverse effect on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Loan Document; taken as a whole.

“Material Subsidiary” means at any time any direct or indirect Subsidiary of the Company having: (a) assets in an amount equal to at least 5% of the Consolidated Total Assets of the Company and its Subsidiaries determined on a consolidated basis as of the last day of the most recent fiscal quarter of the Company at such time; or (b) revenues or net income in an amount equal to at least 5% of the total revenues or net income of the Company and its Subsidiaries on a consolidated basis for the 12-month period ending on the last day of the most recent fiscal quarter of the Company at such time.

“Maturity Date” means the Revolving Maturity Date and/or the Term Loan Maturity Date, as the context may require.

“MLPFSI” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means (a) any multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, and (b) each such plan for the five-year period immediately following the latest date on which the Company or any ERISA Affiliate made or was obligated to make contributions to such a plan.

“Non-Extension Notice Date” has the meaning specified in Section 2.04(b)(iii).

“Note” means a Revolving Note, an Incremental Term Loan Note or a DDTL Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” has the meaning specified in Section 6.02.

“Operating Profit” means, as applied to any Person for any period, the operating revenue of such Person for such period, less (a) its costs of services for such period and (b) its selling, general and administrative costs for such period but excluding therefrom all extraordinary gains or losses, all as determined and computed in accordance with GAAP.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Revolving Loans and Bid Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (b) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; (c) with respect to DDT Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such DDT Loans occurring on such date; (d) with respect to Incremental Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Incremental Term Loans occurring on such date; and (e) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation; and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of SunTrust Bank in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 12.06(d).

“Participant Register” has the meaning specified in Section 12.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” means the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“PBGC” means the United States Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (including a multiple employer plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any such Plan to which the Company is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.01(c).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Lender” has the meaning specified in Section 6.01.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder.

“Reference Period” has the meaning specified in the definition of “Consolidated EBITDA”.

“Register” has the meaning specified in Section 12.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, managers, counsel, consultants, administrators, directors, officers, employees, agents, trustees, advisors or other representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the PBGC has waived the requirement that it be notified of such event.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice; (b) with respect to a Bid Loan, a Bid Request; (c) with respect to an L/C Credit Extension, a Letter of Credit Application; (d) with respect to a Swing Line Loan, a Swing Line Loan Notice; (e) with respect to a Borrowing, conversion or continuation of DDT Loans, a DDT Loan Notice; and (f) with respect to a Borrowing, conversion or continuation of Incremental Term Loans, an Incremental Term Loan Notice.

“Required DDT Lenders” means, as of any date of determination, DDT Lenders having more than 50% of the outstanding DDT Loans and DDTL Commitments.

“Required Incremental Term Loan Lenders” means, as of any date of determination, Incremental Term Loan Lenders having more than 50% of the outstanding Incremental Term Loans and Incremental Term Loan Commitments.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the aggregate outstanding (a) Revolving Commitments or, if the Revolving Commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition), (b) Term Loans, (c) DDTL Commitments and (d) Incremental Term Loan Commitments; provided that the portion of the Total Revolving Outstandings and unused Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders having more than 50% of the aggregate outstanding Revolving Commitments or, if the Revolving Commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Revolving Lenders holding in the aggregate more than 50% of the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition); provided that the Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Borrower, or, with respect to Equifax Luxembourg, any authorized signatory thereof (whether acting jointly or individually), and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Restricted Payment” means (a) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any of the Company or any of its Subsidiaries), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding (other than dividends or distributions payable in Capital Stock of the applicable Person and dividends or distributions payable (directly or indirectly through Subsidiaries) to the Company or any Wholly-Owned Subsidiary of the Company); (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding (other than such transactions payable (directly or indirectly through Subsidiaries) to the Company or any Wholly-Owned Subsidiary of the Company); and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Company or any of its Subsidiaries (other than such payments payable (directly or indirectly through Subsidiaries) to the Company or any Wholly-Owned Subsidiary of the Company).

“Revaluation Date” means with respect to any Revolving Loan, each of the following: (a) the Borrowing date of each Eurodollar Rate Loan denominated in an Alternative Currency, (b) each date of a continuation of a Eurodollar Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (c) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require (but in no event more frequently than once a week).

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Lender” means each Lender holding a Revolving Commitment or a Revolving Loan.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Revolving Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Revolving Maturity Date” means the later of (a) November 21, 2020 and (b) if revolving maturity is extended pursuant to Section 2.17, such extended maturity date as determined pursuant to such Section; provided that, in each case, if such date is not a Business Day, the Revolving Maturity Date shall be the next preceding Business Day.

“Revolving Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit D.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to any Borrower or Subsidiary thereof of any Property, whether owned by such Borrower or Subsidiary as of the Closing Date or later acquired, which has been or is to be sold or transferred by such Borrower or Subsidiary to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such Property.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country” shall mean, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean (i) economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom and (ii) similar economic or financial sanctions or trade embargoes administered or enforced by any other jurisdiction applicable to any Designated Borrower.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Representations” means the representations and warranties set forth in Sections 5.01(a) (but only with respect to valid existence), 5.01(c), 5.01(d)(i) (but only as to any material Law), 5.01(d)(ii), 5.01(j), 5.01(k), and 5.01(x), but in each case, only insofar as they relate to the Borrowers.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“STRH” means SunTrust Robinson Humphrey, Inc.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Support Obligation” means, with respect to any Person and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Support Obligation shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) a contractual commitment by one Person to invest in another Person for so long as such investment is an Investment permitted under this Agreement.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Lender” means SunTrust Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit C.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $110,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means an extension of credit by a Lender to the Company under Article II in the form of a DDT Loan or an Incremental Term Loan.

“Term Loan Lender” means each DDT Lender and/or each Incremental Term Loan Lender, as the context may require.

“Term Loan Maturity Date” means November 21, 2018.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Bid Loans, Swing Line Loans and all L/C Obligations.

“Type” means (a) with respect to a Revolving Loan or a DDT Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan, and (b) with respect to a Bid Loan, its character as an Absolute Rate Loan or a Eurodollar Margin Bid Loan.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“UCP” means, with respect to any Letter of Credit, the “Uniform Customs and Practice for Documentary Credits number 600, 2007 Revision” or such later version thereof as may be in effect at the time of issuance.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).

“Veda Acquisition” means the acquisition, directly or through one or more Subsidiaries, by the Company of all of the capital stock of the Acquired Company pursuant to the Veda Acquisition Agreement.

“Veda Acquisition Agreement” means the Scheme Implementation Deed dated as of November 22, 2015, between the Company and the Acquired Company, together with all schedules, exhibits and disclosure letters related thereto. References herein to the Veda Acquisition Agreement shall be deemed, except as otherwise provided herein, to mean the Veda Acquisition Agreement as amended from time to time as permitted hereunder.

“Veda Acquisition Agreement Representations” means such of the representations and warranties made by the Acquired Business in the Veda Acquisition Agreement that are material to the interests of the Administrative Agent and the Lenders, but only to the extent that the Company has the right to terminate its obligations under the Veda Acquisition Agreement as a result of a breach of such representations and warranties (after giving effect to any cure or grace periods).

“Veda Acquisition Closing Conditions” means each of the following:

(i)          The Veda Acquisition shall have been consummated in accordance with the Veda Acquisition Agreement as in effect on the Closing Date without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders without the consent of the Administrative Agent, and shall have been consummated in accordance with all requirements of Law; provided that (i) a reduction in the purchase price under the Veda Acquisition Agreement shall not be deemed to be materially adverse to the Lenders so long as such decrease shall be allocated pro rata to (1) at the option of the Company, a reduction in any equity proceeds or cash on hand of the company financing the Veda Acquisition and (2) a reduction in any amounts to be funded hereunder and under the 364-Day Revolving Loan Facility (on a pro rata basis based on the respective amounts thereof), (ii) any amendment or waiver to the terms of the Veda Acquisition Agreement that has the effect of increasing the cash consideration required to be paid thereunder shall not be deemed to be materially adverse to the Lenders if such increase is funded with an increase in the aggregate amount of the proceeds from any Equity Issuance by the Company or cash on hand of the Borrowers, and (iii) any purchase price adjustment expressly contemplated by the Veda Acquisition Agreement (including any working capital purchase price adjustment) shall not be considered an amendment or waiver of the Veda Acquisition Agreement.

(ii)         Since December 31, 2014 and until the Acquisition Effective Time, there has been no Veda Material Adverse Change with respect to the Acquired Business as of such date.

(iii)        Each of the Veda Acquisition Agreement Representations shall be true and correct in all material respects (except Veda Acquisition Agreement Representations that are qualified by materiality, which shall be true and correct), in each case at and as of the Acquisition Effective Time.

(iv)        Each of the Specified Representations shall be true and correct in all material respects (except Specified Representations that are qualified by materiality, which shall be true and correct), in each case at and as of the Acquisition Effective Time.

(v)         No Event of Default referred to in Section 9.01(a), 9.01(b), 9.01(i) or 9.01(j) shall have occurred and be continuing or would result from the occurrence of the Acquisition Effective Time.

(vi)        The Company shall have delivered to the Administrative Agent an officer’s certificate certifying that the conditions in the foregoing clauses (i) through (v) shall have been satisfied.

“Veda Material Adverse Change” has the meaning set forth in the Veda Acquisition Agreement as in effect on the Closing Date.

“WFSL” means Wells Fargo Securities, LLC.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary (except directors’ qualifying shares, or, in the case of any Subsidiary which is not organized or created under the laws of the United States or any political subdivision thereof, such nominal ownership interests which are required to be held by third parties under the laws of the foreign jurisdiction under which such Subsidiary was incorporated or organized) are, directly or indirectly, owned or controlled by any Borrower and/or one or more of its Wholly-Owned Subsidiaries.

1.02       Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document); (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (iii) the words “hereto,” “herein,” “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof; (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear; (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)          Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)          Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For the avoidance of doubt, it is agreed that for all purposes under this Agreement, capital lease obligations (and the determination of whether a lease constitutes a Capital Lease) shall be calculated in accordance with GAAP as of the Closing Date unless otherwise agreed by the Company and the Required Lenders.

1.04        Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Exchange Rates; Currency Equivalents.

(a)          The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)          Wherever in this Agreement in connection with a Borrowing of Revolving Loans, conversion, continuation or prepayment of a Eurodollar Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing of Revolving Loans, Eurodollar Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded up to the nearest unit of such Alternative Currency), as determined by the Administrative Agent.

1.06        Additional Alternative Currencies.

(a)          The Company may from time to time request that Eurodollar Rate Revolving Loans and Eurodollar Margin Bid Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurodollar Rate Revolving Loans or Eurodollar Margin Bid Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders.

(b)          Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent). In the case of any such request pertaining to Eurodollar Rate Revolving Loans or Eurodollar Margin Bid Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Rate Revolving Loans or Eurodollar Margin Bid Loans in such requested currency.

(c)          Any failure by a Revolving Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Lender to permit Eurodollar Rate Revolving Loans or Eurodollar Margin Bid Loans to be made in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Eurodollar Rate Revolving Loans or Eurodollar Margin Bid Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurodollar Rate Revolving Loans or Eurodollar Margin Bid Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

1.07        Change of Currency.

(a)          Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing of Revolving Loans in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing of Revolving Loans, at the end of the then current Interest Period.

(b)          Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)          Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09         Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.10         Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan” or “DDT Loan”) or by Type (e.g. “Eurodollar Rate Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Rate Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Rate Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Rate Borrowing”).

ARTICLE II.
the COMMITMENTS and Credit Extensions

2.01         Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate Outstanding Amount of the Revolving Loans and Bid Loans of any Lender, plus such Lender’s Applicable Revolving Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment and (iii) the aggregate Outstanding Amount of all Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.07, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Revolving Loans.

(a)          Each Borrowing of Revolving Loans, each conversion of Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Revolving Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Revolving Loans denominated in Dollars, or of any conversion of Eurodollar Rate Revolving Loans denominated in Dollars to Base Rate Revolving Loans, (ii) three Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurodollar Rate Revolving Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Revolving Loans; provided that if the Company wishes to request Eurodollar Rate Revolving Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., (i) two Business Days before the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans denominated in Dollars, or (ii) two Business Days (or four Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurodollar Rate Revolving Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.04(c) and 2.05(c), each Borrowing of or conversion to Base Rate Revolving Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Borrowing of Revolving Loans, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Revolving Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Revolving Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Revolving Loan Notice requesting a Borrowing, then the Revolving Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Revolving Loans; provided that in the case of a failure to timely request a continuation of Revolving Loans denominated in an Alternative Currency, such Revolving Loans shall be continued as Eurodollar Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Revolving Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Revolving Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Revolving Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency.

(b)          Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Revolving Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Revolving Loans or continuation of Revolving Loans denominated in a currency other than Dollars, in each case as described in the preceding clause. In the case of a Borrowing of Revolving Loans, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Revolving Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.03 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of SunTrust Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided that if, on the date the Revolving Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.

(c)          Except as otherwise provided herein, a Eurodollar Rate Revolving Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Revolving Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Revolving Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Revolving Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)          The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Revolving Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in SunTrust Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)          After giving effect to all Borrowings of Revolving Loans, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Revolving Loans.

2.03        Bid Loans.

(a)          General. Subject to the terms and conditions set forth herein, each Lender agrees that the Company may from time to time request the Lenders to submit offers to make loans (each such loan, a “Bid Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies prior to the Revolving Maturity Date pursuant to this Section 2.03; provided that after giving effect to any Bid Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate Outstanding Amount of all Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit and (iii) the aggregate Outstanding Amount of all Bid Loans shall not exceed the Bid Loan Sublimit. There shall not be more than three different Interest Periods in effect with respect to Bid Loans at any time.

(b)          Requesting Competitive Bids. The Company may request the submission of Competitive Bids by delivering a Bid Request to the Administrative Agent not later than 12:00 noon (i) one Business Day prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, or (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans. Each Bid Request shall specify (i) the requested date of the Bid Borrowing (which shall be a Business Day), (ii) the aggregate principal amount of Bid Loans requested (which must be $5,000,000 or a whole multiple of $1,000,000 in excess thereof), (iii) the Type of Bid Loans requested, (iv) the duration of the Interest Period with respect thereto, and shall be signed by a Responsible Officer of the Company, and (v) the currency of the Bid Loans to be borrowed. No Bid Request shall contain a request for (i) more than one Type of Bid Loan or (ii) Bid Loans having more than three different Interest Periods. Unless the Administrative Agent otherwise agrees in its sole discretion, the Company may not submit a Bid Request if it has submitted another Bid Request within the prior five Business Days.

(c)          Submitting Competitive Bids.

(i)          The Administrative Agent shall promptly notify each Lender of each Bid Request received by it from the Company and the contents of such Bid Request.

(ii)         Each Lender may (but shall have no obligation to) submit a Competitive Bid containing an offer to make one or more Bid Loans in response to such Bid Request. Such Competitive Bid must be delivered to the Administrative Agent not later than 10:30 a.m. (A) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, and (B) three Business Days (or four Business Days in the case of a Special Notice Currency) prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans; provided that any Competitive Bid submitted by SunTrust Bank in its capacity as a Lender in response to any Bid Request must be submitted to the Administrative Agent not later than 10:15 a.m. on the date on which Competitive Bids are required to be delivered by the other Lenders in response to such Bid Request. Each Competitive Bid shall specify (A) the proposed date of the Bid Borrowing; (B) the principal amount of each Bid Loan for which such Competitive Bid is being made, which principal amount (x) may be equal to, greater than or less than the Commitment of the bidding Lender, (y) must be $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (z) may not exceed the principal amount of Bid Loans for which Competitive Bids were requested; (C) if the proposed Bid Borrowing is to consist of Absolute Rate Bid Loans, the Absolute Rate offered for each such Bid Loan and the Interest Period applicable thereto; (D) if the proposed Bid Borrowing is to consist of Eurodollar Margin Bid Loans, the Eurodollar Bid Margin with respect to each such Eurodollar Margin Bid Loan and the Interest Period applicable thereto; and (E) the identity of the bidding Lender.

(iii)        Any Competitive Bid shall be disregarded if it (A) is received after the applicable time specified in clause (ii) above, (B) is not substantially in the form of a Competitive Bid as specified herein, (C) contains qualifying, conditional or similar language, (D) proposes terms other than or in addition to those set forth in the applicable Bid Request, or (E) is otherwise not responsive to such Bid Request. Any Lender may correct a Competitive Bid containing a manifest error by submitting a corrected Competitive Bid (identified as such) not later than the applicable time required for submission of Competitive Bids. Any such submission of a corrected Competitive Bid shall constitute a revocation of the Competitive Bid that contained the manifest error. The Administrative Agent may, but shall not be required to, notify any Lender of any manifest error it detects in such Lender’s Competitive Bid.

(iv)        Subject only to the provisions of Sections 3.02, 3.03 and 4.03 and clause (iii) above, each Competitive Bid shall be irrevocable.

(d)          Notice to Company of Competitive Bids. Not later than 11:00 a.m. (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, or (ii) three Business Days (or four Business Days in the case of a Special Notice Currency) prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans, the Administrative Agent shall notify the Company of the identity of each Lender that has submitted a Competitive Bid that complies with Section 2.03(c) and of the terms of the offers contained in each such Competitive Bid.

(e)          Acceptance of Competitive Bids. Not later than 11:30 a.m. (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, and (ii) three Business Days (or four Business Days in the case of a Special Notice Currency) prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans, the Company shall notify the Administrative Agent of its acceptance or rejection of the offers notified to it pursuant to Section 2.03(d). The Company shall be under no obligation to accept any Competitive Bid and may choose to reject all Competitive Bids. In the case of acceptance, such notice shall specify the aggregate principal amount of Competitive Bids for each Interest Period that is accepted. The Company may accept any Competitive Bid in whole or in part; provided that:

(i)          the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Bid Request;

(ii)         the principal amount of each Bid Loan must be $5,000,000 or a whole multiple of $1,000,000 in excess thereof;

(iii)        the acceptance of offers may be made only on the basis of ascending Absolute Rates or Eurodollar Bid Margins within each Interest Period; and

(iv)        the Company may not accept any offer that is described in Section 2.03(c)(iii) or that otherwise fails to comply with the requirements hereof.

(f)          Procedure for Identical Bids. If two or more Lenders have submitted Competitive Bids at the same Absolute Rate or Eurodollar Bid Margin, as the case may be, for the same Interest Period, and the result of accepting all of such Competitive Bids in whole (together with any other Competitive Bids at lower Absolute Rates or Eurodollar Bid Margins, as the case may be, accepted for such Interest Period in conformity with the requirements of Section 2.03(e)(iii)) would be to cause the aggregate outstanding principal amount of the applicable Bid Borrowing to exceed the amount specified therefor in the related Bid Request, then, unless otherwise agreed by the Company, the Administrative Agent and such Lenders, such Competitive Bids shall be accepted as nearly as possible in proportion to the amount offered by each such Lender in respect of such Interest Period, with such accepted amounts being rounded to the nearest whole multiple of $1,000,000.

(g)          Notice to Lenders of Acceptance or Rejection of Bids. The Administrative Agent shall promptly notify each Lender having submitted a Competitive Bid whether or not its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the applicable Bid Borrowing. Any Competitive Bid or portion thereof that is not accepted by the Company by the applicable time specified in Section 2.03(e) shall be deemed rejected.

(h)          Notice of Eurodollar Rate. If any Bid Borrowing is to consist of Eurodollar Margin Loans, the Administrative Agent shall determine the Eurodollar Rate for the relevant Interest Period, and promptly after making such determination, shall notify the Company and the Lenders that will be participating in such Bid Borrowing of such Eurodollar Rate.

(i)          Funding of Bid Loans. Each Lender that has received notice pursuant to Section 2.03(g) that all or a portion of its Competitive Bid has been accepted by the Company shall make the amount of its Bid Loan(s) available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the date of the requested Bid Borrowing. Upon satisfaction of the applicable conditions set forth in Section 4.03, the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent.

(j)          Notice of Range of Bids. After each Competitive Bid auction pursuant to this Section 2.03, the Administrative Agent shall notify each Lender that submitted a Competitive Bid in such auction of the ranges of bids submitted (without the bidder’s name) and accepted for each Bid Loan and the aggregate amount of each Bid Borrowing.

2.04        Letters of Credit.

(a)          The Letter of Credit Commitment.

(i)          Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Company or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with clause (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Revolving Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           No L/C Issuer shall issue any Letter of Credit, if:

(A)         subject to Section 2.04(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)         the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)          No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)         any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)         the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)         except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, the Letter of Credit is in an initial stated amount less than $25,000, in the case of a commercial Letter of Credit, or $25,000, in the case of a standby Letter of Credit;

(D)         the Letter of Credit is to be denominated in a currency other than Dollars;

(E)         any Lender is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)         the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)        The applicable L/C Issuer shall not amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)         The applicable L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)        The applicable L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to any L/C Issuer.

(b)          Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)          Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Company shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii)         Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Lender, the Administrative Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Revolving Percentage times the amount of such Letter of Credit.

(iii)        If the Company so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the Company shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)        Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)         Drawings and Reimbursements; Funding of Participations.

(i)          Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Company and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in Dollars (each such date, an “Honor Date”) to the extent the Company has received notice of such payment at or prior to 9:00 a.m. or, if not, the next succeeding Business Day, the Company shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Company fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Revolving Percentage thereof. In such event, the Company shall be deemed to have requested a Borrowing of Base Rate Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.03 (other than the delivery of a Revolving Loan Notice). Any notice given by such L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)         Each Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Revolving Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to such L/C Issuer in Dollars.

(iii)        With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Revolving Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv)        Until a Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)         Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the Company of a Revolving Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)        If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the applicable L/C Borrowing, as the case may be. A certificate of such L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)         Repayment of Participations.

(i)         At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)         If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 12.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)         Obligations Absolute. The obligation of the Company to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)          any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)         the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)        any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)        any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)          Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, Required Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); and provided, further, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against any L/C Issuer, and the applicable L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, such L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)         Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(h)         Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Revolving Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.04 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Revolving Percentages allocable to such Letter of Credit pursuant to Section 2.20(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)          Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. With respect to Letters of Credit (including any Existing Letters of Credit), the Company shall pay directly to the applicable L/C Issuer, for its own account, in Dollars, a fronting fee at a rate separately agreed between the Company and the applicable L/C Issuer. The fronting fee with respect to any Letter of Credit issued by SunTrust Bank or Bank of America, N.A., in each case in its capacity as the L/C Issuer of such Letter of Credit, shall be 0.125% per annum on the average daily amount available to be drawn under any such Letter of Credit. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Company shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)          Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)          Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

2.05       Swing Line Loans.

(a)         The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.05, may in its sole discretion make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Revolving Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.05, prepay under Section 2.07, and reborrow under this Section 2.05. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Revolving Percentage times the amount of such Swing Line Loan.

(b)         Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 or a whole multiple of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in Same Day Funds.

(c)         Refinancing of Swing Line Loans.

(i)          The Swing Line Lender at any time in its sole discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Revolving Loan in an amount equal to such Lender’s Applicable Revolving Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.03. The Swing Line Lender shall furnish the Company with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Revolving Percentage of the amount specified in such Revolving Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)         If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.05(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii)        If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)        Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.03. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d)         Repayment of Participations.

(i)          At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)         If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 12.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)         Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until a Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.05 to refinance such Lender’s Applicable Revolving Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Percentage shall be solely for the account of the Swing Line Lender.

(f)          Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.06       DDTL Commitments; Borrowings, Conversions and Continuations of Term Loans.

(a)          DDT Loans. Subject to the terms and conditions set forth herein, each DDTL Lender severally agrees to make a single term loan (each such loan, a “DDT Loan”) to the Company on the DDTL Funding Date in a principal amount not to exceed the DDTL Commitment of such Lender; provided, that if for any reason the full amount of such Lender’s DDTL Commitment is not fully drawn on the DDTL Commitment Termination Date, the undrawn portion thereof shall automatically be cancelled. The DDT Loans may be, from time to time, Base Rate DDT Loans or Eurodollar Rate DDT Loans or a combination thereof.

(b)         Borrowings, Conversions and Continuations of Term Loans.

(i)          Each borrowing of Term Loans shall be made upon delivery to the Administrative of a written Loan Notice, and each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Term Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any borrowing of, conversion to or continuation of Eurodollar Rate Term Loans or of any conversion of Eurodollar Rate Term Loans to Base Rate Term Loans, and (ii) on the requested date of any borrowing of Base Rate Term Loans; provided that if the Company wishes to request Eurodollar Rate Term Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the requested date of such borrowing, conversion or continuation of Eurodollar Rate Term Loans denominated in Dollars, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of Lenders holding the applicable Class of Term Loans (or Commitments in respect thereof). Not later than 11:00 a.m., (i) two Business Days before the requested date of such borrowing, conversion or continuation of Eurodollar Rate Term Loans, the Administrative Agent shall notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders holding the applicable Class of Term Loans (or Commitments in respect thereof). Each telephonic notice by the Company pursuant to this Section 2.06(b) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each conversion to or continuation of Eurodollar Rate Term Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each conversion of Term Loans to Base Rate Term Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) in respect of any conversion or continuation of Term Loans shall specify (i) whether the Company is requesting a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Term Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be converted or continued, (iv) the Type and Class of Term Loans to which existing Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Company fails to specify a Type of Term Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Term Loans. Any such automatic conversion to Base Rate Term Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Term Loans. If the Company requests a borrowing of, conversion to, or continuation of Eurodollar Rate Term Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(ii)         Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender holding the applicable Class of Term Loans (or Commitments in respect thereof) of the amount (and currency) of its Applicable Percentage of the applicable Term Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each such Lender of the details of any automatic conversion to Base Rate Term Loans as described in the preceding clause. In the case of a borrowing of Term Loans, each Lender holding the applicable Class of Term Loans (or Commitments in respect thereof) shall make the amount of its Term Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for Dollars not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in (x) with respect to DDT Loans, Section 4.02 or (y) with respect to Incremental Term Loans, Section 4.03, the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Company on the books of SunTrust Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company.

(iii)        Except as otherwise provided herein, a Eurodollar Rate Term Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Term Loan. During the existence of an Event of Default, (x) no DDT Loans may be requested as, converted to or continued as Eurodollar Rate DDT Loans without the consent of the Required DDT Lenders and (y) no Incremental Term Loans may be requested as, converted to or continued as Eurodollar Rate Incremental Term Loans without the consent of the Required Incremental Term Loan Lenders.

(iv)        The Administrative Agent shall promptly notify the Company and the Lenders holding the applicable Class of Term Loans of the interest rate applicable to any Interest Period for Eurodollar Rate Term Loans upon determination of such interest rate. At any time that Base Rate Term Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders holding the applicable Class of Term Loans of any change in SunTrust Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(v)         (x) After giving effect to all borrowings of DDT Loans, all conversions of DDT Loans from one Type to the other, and all continuations of DDT Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to DDT Loans and (y) after giving effect to all Borrowings of Incremental Term Loans, all conversions of Incremental Term Loans from one Type to the other, and all continuations of Incremental Term Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Incremental Term Loans.

2.07       Prepayments.

(a)          Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans and Term Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans denominated in Dollars, (B) three Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurodollar Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans denominated in Dollars shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; (iii) any prepayment of Eurodollar Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iv) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) and Class(es) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.20, each such prepayment shall be applied to the applicable Loans of the applicable Lenders in accordance with their respective Applicable Percentages. All Term Loan prepayments shall be applied to the unpaid installments of principal of the applicable Term Loans as directed by the Company at the time of such prepayment (or, in the absence of such direction, in the direct order of maturity).

(b)         No Bid Loan may be prepaid without the prior consent of the applicable Bid Loan Lender.

(c)         The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(d)         If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrowers shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.07(d) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(e)         If for any reason the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds the Alternative Currency Sublimit then in effect by more than $5,000,000, the Borrowers shall immediately prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect, provided that such mandatory prepayment of any Loans denominated in Alternative Currencies may be delayed until the last day of the Interest Period applicable to such Loans if the Borrowers shall deposit or cause to be deposited, on the day prepayment would have otherwise been required, in a cash collateral account opened by the Administrative Agent, an amount equal to the aggregate principal amount of such delayed mandatory prepayment of Loans denominated in Alternative Currencies and any accrued but unpaid interest thereon; provided further, that any amounts still outstanding following application of such cash collateral shall be immediately due and payable by the Borrowers on the last day of such Interest Period.

2.08       Termination or Reduction of Commitments.

(a)         The Company may, upon notice to the Administrative Agent, terminate any Class of Commitments, or from time to time permanently reduce any Class of Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Bid Loan Sublimit, the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of any Class of Commitments. The amount of any such Aggregate Revolving Commitment reduction shall not be applied to the Bid Loan Sublimit, the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Commitments of any Class shall be applied to the Commitment of each Lender of such Class according to its Applicable Percentage. All fees accrued until the effective date of any termination of any Class of Commitments shall be paid on the effective date of such termination.

(b)         The DDTL Commitment of each DDT Lender shall automatically terminate at 5:00 p.m., New York City time, on the DDTL Commitment Termination Date.

2.09       Repayment of Loans.

(a)         Revolving Loans. Each Borrower shall repay to the Lenders on the Revolving Maturity Date the aggregate principal amount of Revolving Loans made to such Borrower outstanding on such date.

(b)          Bid Loans. The Company shall repay each Bid Loan on the last day of the Interest Period in respect thereof.

(c)         Swing Line Loans. The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Revolving Maturity Date.

(d)         Term Loans; DDT Loans.

(i)          Scheduled Amortization. The Company unconditionally promises to pay to the Administrative Agent for the account of each Term Loan Lender the then unpaid principal amount of the Term Loan of such Term Loan Lender on each March 31, June 30, September 30 and December 31 of each Fiscal Year prior to the Term Loan Maturity Date, commencing on the first such date to occur following the funding of any Term Loan, in equal consecutive quarterly installments in an aggregate amount as follows: (i) for each such quarterly installment to be paid during the period beginning on the Closing Date to the first anniversary of the Closing Date, an aggregate amount equal to one and one quarter of one percent (1.25%) of the aggregate principal amount of the Term Loans initially funded and (ii) for each such quarterly installment to be paid thereafter, an aggregate amount equal to one and seven eighths of one percent (1.875%) of the aggregate principal amount of the Term Loans initially funded, in each case as adjusted to reflect prepayments of Term Loans in accordance with this Agreement.

(ii)         Failure of Veda Acquisition Closing Conditions. If any of the Veda Acquisition Closing Conditions is not satisfied or waived in accordance with Section 12.01 on or prior to the date that is sixty (60) days following the DDTL Funding Date, the Company shall repay the aggregate outstanding principal amount of the DDT Loan on the 60th day following the DDTL Funding Date.

(iii)        Term Loan Maturity Date. The Company shall repay the aggregate outstanding principal amount of the Term Loans on the Term Loan Maturity Date.

2.10       Interest.

(a)         Subject to the provisions of clause (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurodollar Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) any additional interest required pursuant to Section 3.08; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Bid Loan shall bear interest on the outstanding principal amount thereof for the Interest Period therefor at a rate per annum equal to the Eurodollar Rate for such Interest Period plus (or minus) the Eurodollar Bid Margin, or at the Absolute Rate for such Interest Period, as the case may be; and (iv) unless the Swing Line Lender and the Company otherwise agree from time to time, each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)         (i)          If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)         If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)        Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)          Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)         For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder, (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields and (iv) in no event shall charges constituting interest payable to the Lenders exceed the maximum amount or the rate permitted under any applicable Law, and if any part or provision of this Agreement is in contravention of any such applicable Law, such part or provision shall be deemed to be amended to conform thereto.

2.11       Fees. In addition to certain fees described in clause (h) and (i) of Section 2.04:

(a)         Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Revolving Percentage, a commitment fee, in Dollars, equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.20. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)         Ticking Fee. The Company shall pay to the Administrative Agent for the account of each DDT Lender in accordance with its Applicable DDTL Percentage, a ticking fee, in Dollars, equal to the Applicable Rate times the actual daily undrawn portion of the Aggregate DDTL Commitments, subject to adjustment as provided in Section 2.20. The ticking fee shall accrue at all times during the period beginning on the first Business Day following the Closing Date and ending on the DDTL Funding Date, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the DDTL Funding Date. The ticking fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily undrawn portion shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(c)         Other Fees. (i) The Company shall pay to each Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)         The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.12      Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.13       Evidence of Debt.

(a)         The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), Class (if applicable) amount, currency and maturity of its Loans and payments with respect thereto.

(b)         In addition to the accounts and records referred to in clause (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.14       Payments Generally; Administrative Agent’s Clawback.

(a)          General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each applicable Lender its Applicable Percentage (or other applicable share as provided herein) of any such payment in respect of any Class of Loans in like funds as received by wire transfer to such applicable Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)         (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Revolving Loans (or, in the case of any Borrowing of Base Rate Revolving Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Revolving Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)         Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)         Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)         Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 12.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 12.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 12.04(c).

(e)         Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner. Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

2.15       Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any Class of Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Class of Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the applicable Class of Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Class of Loans and other amounts owing them, provided that:

(i)          if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)         the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.19, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.16       Designated Borrowers.

(a)         Each of Equifax Canada, Equifax Limited and Equifax Luxembourg (each a signatory to this Agreement on the Closing Date) shall be a “Designated Borrower” hereunder on the Closing Date.

(b)         The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Eligible Subsidiary (an “Applicant Borrower”) as a Designated Borrower to receive Revolving Loans, Bid Loans or Swing Line Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit G (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Revolving Lenders in their sole discretion, including all documentation and other information requested by the Administrative Agent or any Lender that is required under applicable “know your customer” and anti-money laundering rules and regulations, including all information required under the Patriot Act, and Notes signed by such new Borrowers to the extent any Lenders so require. If the Administrative Agent and the Required Revolving Lenders agree that an Applicant Borrower shall be entitled to receive Revolving Loans, Bid Loans and Swing Line Loans hereunder (which determination may be made by the Administrative Agent and the Required Revolving Lenders in their sole discretion), then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit H (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Revolving Lenders agrees to permit such Designated Borrower to receive Revolving Loans, Bid Loans and Swing Line Loans, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Revolving Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.

(c)         Notwithstanding the foregoing clause (b), if, as to any Designated Borrower (designated as such after the Closing Date) that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, any Lender has notified the Administrative Agent (which notice has not been withdrawn) that such Lender has determined in good faith that, as of the date on which such Designated Borrower was first eligible to borrow pursuant to the proviso in clause (b), such Lender cannot make or maintain Revolving Loans, Bid Loans or Swing Line Loans to such Designated Borrower without (i) adverse tax or legal consequences or (ii) violating (or raising a substantial question as to whether such Lender would violate) any applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) then any obligation of such Lender to make Revolving Loans, Bid Loans and Swing Line Loans to such Designated Borrower shall be suspended until such Lender notifies the Administrative Agent that the circumstances giving rise to such determination no longer exist and, for the avoidance of doubt, such Lender shall not be Defaulting Lender due to such suspension.

(d)         The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature. Notwithstanding anything to the contrary in this Agreement or any other Loan Document (i) the Obligations of all Designated Borrowers that are Foreign Subsidiaries shall be several in nature, and (ii) no Borrower that is a Foreign Subsidiary shall be obligated to repay the principal amount of or to pay accrued interest on any Loans made by the Lenders to the Company or any other Borrower (other than such Foreign Subsidiary, in its capacity as a Borrower). In addition to and not in limitation of the foregoing, the parties hereto acknowledge and agree that the representations and warranties made in Article V of this Agreement by each Designated Borrower are only being made by such Borrower in respect of itself and not in respect of any other Borrower.

(e)         Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.16 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(f)          The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Revolving Loans, Bid Loans or Swing Line Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

2.17       Extension of Revolving Maturity Date.

(a)         Requests for Extension. The Company may, at any time following the first anniversary of the Closing Date, by notice to the Administrative Agent (who shall promptly notify the Revolving Lenders) not later than 35 days prior to the Revolving Maturity Date then in effect hereunder (the “Existing Revolving Maturity Date”), request that each Revolving Lender extend such Revolving Lender’s Revolving Maturity Date for an additional year from the Existing Revolving Maturity Date, effective as of a date selected by the Company (the “Extension Effective Date”); provided that (i) the Company may make a maximum of two such requests, (ii) the Company may make only one such request during any rolling twelve-month period and (iii) the Extension Effective Date shall be at least 30 days, but not more than 90 days, after the date such extension request is received by the Administrative Agent (the “Extension Request Date”).

(b)         Lender Elections to Extend. Upon receipt of the extension request, the Administrative Agent shall promptly notify each Lender of such request. If a Lender agrees, in its sole and individual discretion, to so extend the Existing Revolving Maturity Date applicable to its Commitment (an “Extending Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no later than 10 days after the Extension Request Date (or such later date to which the Company and the Administrative Agent shall agree), and the Administrative Agent shall promptly thereafter notify the Company of such Extending Lender’s agreement to extend the Existing Revolving Maturity Date. The election of any Revolving Lender to agree to such extension shall not obligate any other Revolving Lender to so agree. Subject to Section 2.17(c), the Commitment of any Lender that fails to accept or respond to the Borrowers’ request for extension of the Existing Revolving Maturity Date (and each Revolving Lender that determines not to so extend its Revolving Maturity Date, a “Non-Extending Lender”) shall be terminated on the Existing Revolving Maturity Date then in effect for such Non-Extending Lender (without regard to any extension by other Lenders) and on such Existing Revolving Maturity Date the Borrowers shall pay in full the unpaid principal amount of all Revolving Loans owing to such Non-Extending Lender, together with all accrued and unpaid interest thereon and all accrued and unpaid fees owing to such Non-Extending Lender under this Agreement to the date of such payment of principal and all other amounts due to such Non-Extending Lender under this Agreement.

(c)         Additional Commitment Lenders. The Company shall have the right to replace each Non-Extending Lender with, and add as “Revolving Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 12.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Existing Revolving Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Revolving Lender, its Revolving Commitment shall be in addition to such Revolving Lender’s Revolving Commitment hereunder on such date).

(d)         Minimum Extension Requirement. If (and only if) the total of the Revolving Commitments of the Revolving Lenders that have agreed so to extend their Revolving Maturity Date (each, an “Extending Lender”) and the additional Revolving Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Revolving Commitments in effect immediately prior to the Existing Revolving Maturity Date, and the conditions precedent set forth in Section 2.17(e) are met as of the Extension Effective Date, the Revolving Maturity Date in effect with respect to the Commitments of such Extending Lenders and Additional Commitment Lenders (but not the Non-Extending Lenders) shall be extended by one calendar year to the date falling one year after the Existing Revolving Maturity Date (except that, if such date is not a Business Day, such Revolving Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Revolving Lender” for all purposes of this Agreement.

(e)         Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate of each Borrower dated as of the Existing Revolving Maturity Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such extension and (ii) in the case of the Company, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Existing Revolving Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in Section 5.01(m) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default or Event of Default exists. In addition, on the Revolving Maturity Date of each Non-Extending Lender, the Borrowers shall prepay any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Revolving Loans ratable with any revised Applicable Revolving Percentages of the respective Revolving Lenders effective as of such date.

(f)          Conflicting Provisions. This Section shall supersede any provisions in Section 2.15 or 12.01 to the contrary.

2.18       Increase in Commitments.

(a)         Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time (but in any event no more than five (5) times during the term of this Agreement), request an increase in the Aggregate Revolving Commitments and/or provide for term loan commitments to the Company (an “Incremental Term Loan Commitment”) hereunder by an aggregate amount for all such increases in the Aggregate Revolving Commitments and/or Incremental Term Loan Commitments not to exceed $300,000,000, less, in the case of any requested increase in the Aggregate Revolving Commitments, the amount of any permanent reductions in the Aggregate Revolving Commitments requested by the Company pursuant to Section 2.08; provided that any such request for an increase in the Aggregate Revolving Commitments or providing for any Incremental Term Loan Commitments hereunder shall be in a minimum amount of $50,000,000. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days nor more than fifteen Business Days from the date of delivery of such notice to the Lenders).

(b)         Lender Elections. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and/or provide an Incremental Term Loan Commitment and, if so, in the case of any requested increase in the Aggregate Revolving Commitments, whether by an amount equal to, greater than, or less than its Applicable Revolving Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment or provide an Incremental Term Loan Commitment, as the case may be.

(c)         Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested Incremental Term Loan Commitment or increase in the Aggregate Revolving Commitments, as applicable, and subject to the approval of the Administrative Agent, and, in the case of any requested increase in the Aggregate Revolving Commitments, the L/C Issuers and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Company, after the earlier to occur of (i) the Administrative Agent’s receipt of responses to the request from each Lender or (ii) ten Business Days after the delivery of such request, may invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent. No Lender shall be obligated to participate in such increase in the Aggregate Revolving Commitments or provide any part of the Incremental Term Loan Commitment, and shall have the right to accept or decline any request made hereunder in its sole discretion.

(d)         Effective Date and Allocations. If the Aggregate Revolving Commitments are increased or an Incremental Term Loan Commitment is provided for, in each case, in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Incremental Effective Date”) and the final allocation to the Incremental Term Loan Commitment or such increase in the Aggregate Revolving Commitments, as the case may be. The Administrative Agent shall promptly notify the Company, the Lenders and such additional Eligible Assignees, if any, to the Incremental Term Loan Commitment or such increase in the Aggregate Revolving Commitments, as the case may be, and the Incremental Effective Date; provided that, in the case of any requested increase in the Aggregate Revolving Commitments, if, in the event each Lender has agreed to increase its Revolving Commitment by an amount at least equal to its ratable share of such increase, then the increase to the Applicable Revolving Percentage of each Lender shall be on a pro rata basis in accordance with such Lender’s Revolving Commitment in effect on the Business Day prior to the Incremental Effective Date.

(e)         Conditions to Effectiveness of Incremental. As a condition precedent to any such Incremental Term Loan Commitment or increase in the Aggregate Revolving Commitments, as applicable, the Company shall deliver to the Administrative Agent a certificate of each applicable Borrower dated as of the Incremental Effective Date signed by a Responsible Officer of such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such Incremental Term Loan Commitment or increase in the Aggregate Revolving Commitments, as applicable, and any other corporate documents deemed reasonably necessary by the Administrative Agent, and (ii) in the case of the Company, certifying that, before and immediately after giving effect to such increase, (A) no Default or Event of Default exists and (B) evidencing (in reasonable detail prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 6.01), compliance on a Pro Forma Basis (as defined below) with the financial covenant contained in Section 8.01 as of the most recently ended fiscal quarter on a trailing four quarter basis. The Company shall also deliver opinions in form and substance reasonably satisfactory to the Administrative Agent of internal and external counsel to the Company, addressed to the Administrative Agent and the Lenders, with respect to the applicable Borrowers, the Incremental Term Loan Commitment or increase in the Aggregate Revolving Commitments, as applicable, and such other matters as the Administrative Agent shall reasonably request. The applicable Borrower shall prepay any Loans outstanding on and prior to giving effect to the Incremental Effective Date (and pay any additional amounts required pursuant to Section 12.04) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Revolving Percentages arising from any nonratable increase in the Aggregate Revolving Commitments under this Section 2.18.

(f)          Incremental Term Loans. Any incremental term loans made pursuant to this Section (the “Incremental Term Loans”) shall be subject to the same terms as the DDT Loans (including, without limitation, maturity date, interest rate margin and scheduled principal payment requirements) other than the conditions to funding of the DDT Loans set forth in Section 4.02;

(g)         Incremental Amendment. Notwithstanding anything to the contrary in Section 12.01, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase pursuant to this Section and changes necessary or advisable in connection therewith (including amendments to ensure pro rata allocations of Eurodollar Rate Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence.

As used in this clause, the term “Pro Forma Basis” means the following pro forma adjustments made for purposes of determining compliance on a pro forma basis with the maximum Leverage Ratio as required above pursuant to this clause: (x) the Consolidated EBITDA during the period of four consecutive fiscal quarters most recently ended of (or attributable to) (A) any other Person acquired (whether by merger, consolidation or otherwise) or disposed of by the Company or any of its Consolidated Subsidiaries, or (B) all or substantially all of the business or assets of any other Person or operating division or business unit of any other Person, acquired (whether by merger, consolidation or otherwise) or disposed of by the Company or one of its Consolidated Subsidiaries (in each case to the extent such acquisition or disposition is permitted under this Agreement), shall be included (in the case of any acquisition) or excluded (in the case of any disposition, so long as the Consolidated EBITDA of or attributable to such Capital Stock, asset, operating division or business unit disposed of, sold or otherwise transferred, exceeds 5% of Consolidated Operating Profit for the immediately preceding Fiscal Year), as applicable, in determining Consolidated EBITDA of the Company and its Consolidated Subsidiaries, provided further that such acquisition is or will be funded in whole or in part with the proceeds of any Loans contemplated to be made after giving effect to such requested increase in the Aggregate Revolving Commitments or Aggregate Term Loan Commitments pursuant to this Section 2.18 (such Loans referred to herein as the “Subject Loans”), and (y) the principal amount of Debt in respect of any Subject Loans incurred or to be incurred by any Borrower, together with the aggregate amount of Debt assumed or otherwise continued in connection with any such acquisition (but only to the extent such Debt would constitute Consolidated Funded Debt following consummation of such acquisition), shall be included in determining Consolidated Funded Debt of the Company and its Consolidated Subsidiaries, in each case as if such transaction had been consummated on the first day of such period, and based on historical actual results accounted for in accordance with GAAP.

(h)         Conflicting Provisions. This Section shall supersede any provisions in Section 2.15 or 12.01 to the contrary.

2.19       Cash Collateral.

(a)         Certain Credit Support Events. Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that has not been repaid by the Company, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, such L/C Issuer or the Swing Line Lender, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.20(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)         Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) required to be maintained pursuant to this Agreement shall be maintained in blocked, non-interest bearing deposit accounts at SunTrust Bank. The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.19(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)         Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.19 or Sections 2.04, 2.05, 2.07, 2.20 or 9.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)         Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure any other obligations as provided for in this Agreement shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) that Cash Collateral furnished by or on behalf of a Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.19 may be otherwise applied in accordance with Section 9.04), and (y) the Company and the applicable L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations as provided for in this Agreement.

2.20       Defaulting Lenders.

(a)         Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)          Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.01.

(ii)         Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 12.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the Outstanding Amount of the Revolving Loans funded by it and (2) its Applicable Revolving Percentage of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to Section 2.04, 2.05, 2.19, or 2.20(a)(ii), as applicable (and the Company shall (A) be required to pay to each of the L/C Issuers and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.04(h).

(iv)        Reallocation of Applicable Revolving Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.04 and 2.05, the “Applicable Revolving Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(b)          Defaulting Lender Cure. If the Company, the Administrative Agent, Swing Line Lender and the applicable L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Revolving Percentages (without giving effect to Section 2.20(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01       Taxes.

(a)         Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)          Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or any Borrower, then the Administrative Agent or such Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)         If any Borrower or the Administrative Agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)         Payment of Other Taxes by the Borrower. Without limiting the provisions of clause (a) above, each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)         Tax Indemnifications. (i) Each Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the nature and amount of such payment or liability delivered to the applicable Borrower by a Lender or the applicable L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the applicable L/C Issuer, shall be conclusive absent manifest error.

(ii)         Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that the applicable Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Borrower to do so), (y) the Administrative Agent and the applicable Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(d) relating to the maintenance of a Participant Register, and (z) the Administrative Agent and the applicable Borrower, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or such Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the nature and amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)          Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e)          Status of Lenders; Tax Documentation.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)         any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(I)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)        executed originals of Internal Revenue Service Form W-8ECI,

(III)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) the relevant certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (each such relevant certificate, substantially in the form of Exhibit I, a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(IV)        to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, the relevant U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide the relevant U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)        Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)          Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or any L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the applicable Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the applicable Recipient be required to pay any amount to any Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(g)          Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02         Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans in the affected currency or currencies, or in the case of Eurodollar Rate Loans in Dollars, to convert Base Rate Revolving Loans to Eurodollar Rate Revolving Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, and such loans are denominated in Dollars, convert all Eurodollar Rate Loans of such Lender and Base Rate Loans as to which the interest rate is determined with reference to Eurodollar Rate to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or Base Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03         Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank eurodollar market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Revolving Loan or in connection with an existing or proposed Base Rate Loan (whether in Dollars or an Alternative Currency), or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Revolving Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans in the affected currency or currencies shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Revolving Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04         Increased Costs; Reserves on Eurodollar Rate Loans.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) any additional interest required pursuant to Section 3.08) or any L/C Issuer;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that, as to any claim for compensation made by a Lender pursuant to this Section 3.04, in respect of any Change in Law, such Lender shall only make such claim on the Company if such Lender is otherwise generally making such claims on other similarly situated debtors of such Lender.

(b)          Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered; provided that, as to any claim for compensation made by a Lender or such L/C Issuer pursuant to this Section 3.04, in respect of any Change in Law, such Lender or such L/C Issuer shall only make such claim on the Company if such Lender or such L/C Issuer is otherwise generally making such claims on other similarly situated debtors of such Lender or such L/C Issuer.

(c)          Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)          Reserves on Eurodollar Rate Loans. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided that the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05         Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;

(c)          any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)          any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 12.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Revolving Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the onshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Revolving Loan was in fact so funded.

3.06         Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or requires any Borrower to pay any additional interest to any Lender pursuant to Section 3.08, or if any Lender gives a notice pursuant to Section 3.02, then, at the request of the Company or such applicable Borrower, such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01, 3.04 or 3.08, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional interest to any Lender pursuant to Section 3.08, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 12.13.

3.07         Survival. All of the Borrowers’ obligations under this Article III shall survive termination of all Commitments, repayment of all other Obligations hereunder, and resignation or replacement of the Administrative Agent.

3.08         Additional Interest Costs.

(a)          Additional Interest. If and so long as any Lender is required to comply with reserve asset ratios, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the Bank of England or the European Central Bank or the European System of Central Banks, but excluding any requirements described in Section 3.04(e)) in respect of any of such Lender’s Eurodollar Rate Loans in any currency other than Dollars, such Lender may require the Company to pay, or cause the applicable Borrower to pay, contemporaneously with each payment of interest on each of such Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(b)          Determination of Amounts Due. Any additional interest owed pursuant to subsection (a) above shall be determined by the relevant Lender and notified to the Company (with a copy to the Administrative Agent) in the form of a certificate setting forth such additional interest at least five (5) Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Company by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

(c)          Limitation on Amounts Due. Failure or delay on the part of any Lender on any occasion to demand additional interest pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such additional interest on any subsequent occasion.

ARTICLE IV.
CONDITIONS PRECEDENT TO Credit Extensions

4.01         Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension (other than DDT Loans) hereunder is subject to satisfaction of the following conditions precedent:

(a)          Executed Loan Documents. This Agreement, the Notes (if any) and all other applicable Loan Documents shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default shall exist hereunder or thereunder.

(b)         Closing Certificates; Etc.

(i)          Officers’ Certificates. The Administrative Agent shall have received a certificate from a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, (a) to the effect that all representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects; (b) that the Borrowers are not in violation of any of the covenants contained in this Agreement and the other Loan Documents; and (c) that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each of the closing conditions has been satisfied or waived (assuming satisfaction of the Administrative Agent where not advised otherwise).

(ii)         General Certificates. The Administrative Agent shall have received a certificate of the secretary, assistant secretary of the Company certifying as to the incumbency and genuineness of the signature of each officer of the Company executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation, certificate of limited partnership, or certificate or articles of formation, of the Company and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws of the Company as in effect on the date of such certifications, and (C) resolutions duly adopted by the Board of Directors of the Company authorizing, as applicable, the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.

(iii)        Certificates of Good Standing. The Administrative Agent shall have received certificates as of a recent date of the good standing of the Company under the laws of its jurisdictions of organization.

(iv)        Opinions of Counsel. The Administrative Agent shall have received opinions in form and substance reasonably satisfactory to the Administrative Agent of internal and external counsel to the Company, addressed to the Administrative Agent and the Lenders with respect to each of the Borrowers, the Loan Documents and such other matters as the Administrative Agent shall reasonably request.

(v)         The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (or equivalent) of each Designated Borrower, the authorization of the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and any other legal matters relating to each Designated Borrower, this Agreement or the other Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c)         Consents; Defaults.

(i)          Governmental and Third Party Approvals. The Borrowers shall have obtained all approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction necessary in order to enter into this Agreement and the other Loan Documents as of the Closing Date. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the transactions contemplated by this Agreement and the other Loan Documents or otherwise referred to herein or therein.

(ii)         No Event of Default. No Default or Event of Default shall have occurred and be continuing.

(d)         Financial Matters.

(i)          Financial Statements. The Administrative Agent shall have received and reviewed (A) the consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2014, including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, (B) a customary pro forma 5 year projection model containing projections of the Company and its Subsidiaries (after giving effect to this Agreement, consummation of the Veda Acquisition, any other Debt incurred in connection therewith, and the other transactions contemplated hereby and thereby) prepared on an annual basis, and (C) such other financial information as the Administrative Agent may request. To the extent that the information set forth in this Section 4.01(d)(i) is included in the Company’s annual report on Form 10-K or quarterly report on Form 10-Q as filed with the SEC, such information shall be deemed delivered for purposes hereof.

(ii)         Payment at Closing. The Borrowers shall have paid any accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses payable under Section 12.04, to the extent invoiced) to the Administrative Agent and Lenders, and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents, and including all fees payable on the Closing Date pursuant to the Fee Letters.

(e)          Litigation. As of the Closing Date, there shall be no actions, suits or proceedings pending or, to the best knowledge of any Borrower, threatened (i) with respect to this Agreement or any other Loan Document or (ii) which could reasonably be expected to have a Material Adverse Effect.

(f)          Payoff Letters. The Administrative Agent shall have received (i) a copy of a duly executed payoff letter, in form and substance satisfactory to the Administrative Agent, evidencing the payment in full and termination of the Existing Credit Agreement and (ii) copies of additional duly executed payoff letters, each in form and substance satisfactory to the Administrative Agent, evidencing the payment in full and termination of any other Debt of the Company and its Subsidiaries not permitted hereunder.

(g)         Closing Date Compliance Certificate. The Administrative Agent shall have received a duly completed and executed compliance certificate in form and substance reasonably satisfactory to the Administrative Agent evidencing (and attaching applicable calculations) that, after giving pro forma effect to the Credit Extensions on the Closing Date and the use of proceeds thereof, the Veda Acquisition and all other Debt to be incurred in connection with consummation of the Veda Acquisition, the Leverage Ratio is not greater than 3.50 to 1.00.

(h)         Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, at least five (5) Business Days prior to the Closing Date to the extent that such documentation and information was requested by Administrative Agent or any Lender at least ten (10) Business Days prior to the Closing Date;

(i)          Representations and Warranties. The representations and warranties contained in Article V shall be true and correct in all material respects on and as of the Closing Date.

(j)          Veda Acquisition Agreement. The Administrative Agent shall have received an executed copy of the Veda Acquisition Agreement.

(k)         Miscellaneous.

(i)          Proceedings and Documents. All Loan Documents, opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.

(ii)         Accuracy and Completeness of Information. All Information taken as an entirety made available to the Administrative Agent and/or the Lenders by the Borrowers or any of their representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects as of the date made available to the Administrative Agent and/or the Lenders and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

Without limiting the generality of the provisions of the last paragraph of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02         Conditions to Funding of DDT Loans. The obligations of the DDT Lenders to make DDT Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.01):

(a)          The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the equityholders of the Acquired Business shall have approved the Veda Acquisition Agreement.

(b)          The Veda Acquisition Agreement as in effect on the Closing Date shall remain in full force and effect without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders without the consent of the Administrative Agent, and shall be in compliance with all requirements of Law; provided that (i) a reduction in the purchase price under the Veda Acquisition Agreement shall not be deemed to be materially adverse to the Lenders so long as such decrease shall be allocated pro rata to (1) at the option of the Company, a reduction in any equity proceeds or cash on hand of the company financing the Veda Acquisition and (2) a reduction in any amounts to be funded hereunder and under the 364-Day Revolving Loan Facility (on a pro rata basis based on the respective amounts thereof), (ii) any amendment or waiver to the terms of the Veda Acquisition Agreement that has the effect of increasing the cash consideration required to be paid thereunder shall not be deemed to be materially adverse to the Lenders if such increase is funded with an increase in the aggregate amount of the proceeds from any Equity Issuance by the Company or cash on hand of the Borrowers, and (iii) any purchase price adjustment expressly contemplated by the Veda Acquisition Agreement (including any working capital purchase price adjustment) shall not be considered an amendment or waiver of the Veda Acquisition Agreement.

(c)          The Administrative Agent and the Lenders have received at least 3 Business Days prior to the DDTL Funding Date all documentation and other information about the Acquired Business as has been reasonably requested in writing at least 10 business days prior to the DDTL Funding Date by the Administrative Agent or the Lenders that, in each case, they have reasonably determined with respect to the Acquired Business is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(d)          There shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing restraining or prohibiting the funding of the DDT Loans.

(e)          No Event of Default referred to in Section 9.01(a), 9.01(b), 9.01(i) or 9.01(j) shall have occurred and be continuing or would result from the making of the DDT Loans.

(f)          The Company shall have delivered to the Administrative Agent (i) a DDT Loan Notice and (ii) an officer’s certificate certifying that the conditions in clauses (a), (b), (d), and (e) of this Section 4.02 have been satisfied.

4.03         Conditions to all Credit Extensions. The obligation of each Lender to make any Credit Extension hereunder (including the initial Credit Extension to be made hereunder), other than the making of any DDT Loan on the DDT Loan Funding Date, which shall be subject only to the satisfaction or waiver of the conditions set forth in Section 4.02, is subject to the satisfaction of the following conditions precedent on the relevant borrowing or issue date, as applicable:

(a)          Continuation of Representations and Warranties. The representations and warranties contained in Article V (excluding Section 5.01(n)) shall be true and correct in all material respects on and as of such borrowing or issuance date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date.

(b)          No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder on the date of such Credit Extension, both before and after giving effect to the Loans to be made on such date and/or the Letters of Credit to be issued on such date.

(c)          Notice of Revolving Credit Borrowing. To the extent applicable, the Administrative Agent shall have received a Revolving Loan Notice and/or Swing Line Loan Notice from the Company on behalf of the relevant Borrower in accordance with Section 2.02(a) or a Competitive Bid Request in accordance with Section 2.05(b).

(d)          Designated Borrower Request and Assumption Agreement Documents. In the case of any Loan to a new Designated Borrower, the Administrative Agent shall have received a Designated Borrower Request and Assumption Agreement together with any other documents, certificates, information or legal opinions from a Designated Borrower as specified in Section 2.16 hereof.

The occurrence of the Closing Date and the acceptance by any Borrower of the benefits of each Credit Extension hereunder shall constitute a representation and warranty by such Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Sections 4.01, 4.02 and 4.03 and applicable to such borrowing have been satisfied as of that time or waived in writing by the Lenders. All of the Notes, certificates, legal opinions and other documents and papers referred to in Sections 4.01, 4.02 and 4.03, unless otherwise specified, shall be delivered to the Administrative Agent for the benefit of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent. Each Credit Extension shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in clauses (a) and (b) of this Section 4.03.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

5.01         Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Credit Extensions, each Borrower (or if otherwise indicated, the Company) hereby represents and warrants to the Administrative Agent and Lenders that:

(a)          Organization; Power; Qualification. Each of the Borrowers and its Subsidiaries (other than inactive Subsidiaries which are not Material Subsidiaries) is duly organized, validly existing and in good standing or active status, as applicable under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)          Ownership. Each Subsidiary of each of the Borrowers as of the Closing Date is listed on Schedule 5.01(b).

(c)          Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrowers and, if applicable, their Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of each of the Loan Documents to which it is a party in accordance with its respective terms. Each of the Loan Documents has been duly executed and delivered by the duly authorized officers of the Borrowers and each of their Subsidiaries party thereto, as applicable, and each such document constitutes the legal, valid and binding obligation of the Borrowers and, if applicable, each of their Subsidiaries party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d)          Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrowers and their Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any of the Borrowers or any of their Subsidiaries to obtain any Governmental Approval or approval of any other Person not otherwise already obtained (or, in the case of the Veda Acquisition, not otherwise obtained prior to consummation of the Veda Acquisition) or violate any applicable Law relating to the Borrowers or any of their Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organization documents of the Borrowers or any of their Subsidiaries or any indenture or other material agreement or instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person except as could not reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any material Lien (other than a Lien permitted under Section 8.02) upon or with respect to any property now owned or hereafter acquired by such Person.

(e)          Compliance with Law; Governmental Approvals. Each of the Borrowers and their respective Subsidiaries (i) has all Governmental Approvals required by any applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of the Borrowers’ knowledge, threatened attack by direct or collateral proceeding, except where the failure to have such Governmental Approval could not reasonably be expected to have a Material Adverse Effect, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other applicable Laws relating to it or any of its respective properties; in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(f)          Tax Returns and Payments. Each of the Borrowers and their respective Subsidiaries has timely filed or caused to be filed all federal and state, provincial, local and other tax returns required by applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal and state, provincial, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except (i) taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or Subsidiary, as applicable, has set aside on its books adequate reserves or (ii) to the extent the failure to file such tax returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect. No Governmental Authority has asserted any material Lien or other claim against the Borrowers or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of each of the Borrowers and any of their respective Subsidiaries in respect of federal and all material state, provincial, local and other taxes are, in the judgment of the Borrowers, adequate, and the Borrowers do not anticipate any material additional taxes or assessments for any of the periods reflected on such books.

(g)          Intellectual Property Matters. Each of the Borrowers and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No event has occurred which, to the knowledge of the Borrowers, permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and, to the knowledge of the Borrowers, neither the Borrowers nor any Subsidiary thereof is liable to any Person for infringement under applicable Law with respect to any such rights as a result of its business operations, except as could not reasonably be expected to have a Material Adverse Effect.

(h)          Environmental Matters. Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Material Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) has incurred costs for any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(i)          ERISA Compliance. The Company hereby represents and warrants to the Administrative Agent and Lenders as follows:

(i)          Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Company, nothing has occurred that would prevent or cause the loss of such tax-qualified status, except where the failure to maintain such tax-qualified status could not reasonably be expected to have a Material Adverse Effect.

(ii)         There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan (other than routine claims for benefits) that could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(iii)         (A) No ERISA Event has occurred, and to the best knowledge of the Company, no fact, event or circumstance exists that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (B) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (C) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and, to the best knowledge of the Company no facts or circumstances exist that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; and (D) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; in each case under the immediately preceding clauses (A) through (D), except for such events and circumstances, failures to comply, facts and circumstances, liabilities, transactions and terminations which could not reasonably be expected to have a Material Adverse Effect.

(iv)        Neither the Company or any ERISA Affiliate has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan, except for such unsatisfied contribution obligations or liabilities which could not reasonably be expected to have a Material Adverse Effect.

(j)          Margin Stock. No Borrower or any Subsidiary thereof is engaged principally or as one of its material activities in the business of extending credit for the purpose of ‘‘purchasing’’ or “carrying” any ‘‘margin stock’’ (as each such term is defined or used in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock, unless the Borrowers shall have given the Administrative Agent and Lenders prior notice of such event and such other information as is reasonably necessary to permit the Administrative Agent and Lenders to comply, in a timely fashion, with all reporting obligations required by applicable Law, or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(k)          Government Regulation. The Company hereby represents and warrants to the Administrative Agent and Lenders that no Borrower or any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrowers nor any Subsidiary thereof is, or after giving effect to any Credit Extension will be, subject to regulation under the Interstate Commerce Act, each as amended.

(l)           Intentionally Omitted.

(m)          Financial Statements; Financial Condition: Etc. The financial statements delivered to the Lenders pursuant to Section 4.01(d)(i) and, if applicable, Section 6.01, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and subject to normal year end adjustments), are complete in all material respects and fairly present in all material respects the assets, liabilities and financial position of the Borrowers and their Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended, subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end adjustments.

(n)          No Material Adverse Effect. Since December 31, 2014, there has been no Material Adverse Effect.

(o)          Intentionally Omitted.

(p)          Intentionally Omitted.

(q)          Litigation. There are no actions, suits or proceedings pending nor, to the knowledge of the Borrowers, threatened against or affecting the Borrowers or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

(r)          Absence of Defaults. No event has occurred and is continuing which constitutes a Default or an Event of Default.

(s)          Intentionally Omitted.

(t)          Accuracy and Completeness of Information. As of the Closing Date, the Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their Subsidiaries are subject, and all other matters known to them, other than general market, economic and industry conditions, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The written information, taken as a whole, furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to any projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(u)          Property. The Borrowers and their Subsidiaries have good and marketable title to all material Property owned by them and valid leasehold interests in all material Property leased by them (except as permitted by the terms of this Agreement), except where failure to have such title or interest would not reasonably be expected to result in a Material Adverse Effect.

(v)         Intentionally Omitted.

(w)         Intentionally Omitted.

(x)          Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective directors, officers and employees and to the knowledge of the Company its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.

(y)          Representations as to Foreign Obligors. Each of the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(i)          Such Foreign Obligor is subject to civil and commercial applicable Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(ii)         The Applicable Foreign Obligor Documents are in proper legal form under the applicable Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the applicable Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (A) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (B) any charge or tax as has been timely paid.

(iii)        The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (A) such as have been made or obtained or (B) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (B) shall be made or obtained as soon as is reasonably practicable).

(iv)        For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each Foreign Obligor incorporated under the laws of a member state of the European Union is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

(v)         The choice of governing law as the governing law of each of the Applicable Foreign Obligor Documents will be recognized and enforced in the jurisdiction of incorporation of such Foreign Obligor. Any judgment obtained in any federal or state court located in the State of New York will be recognized and enforced in such Foreign Obligor's jurisdiction of incorporation.

5.02        Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article V and all representations and warranties contained in any certificate related hereto, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (unless expressly relating to any earlier date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VI.
FINANCIAL INFORMATION AND NOTICES

Until all of the Obligations (other than contingent liabilities not yet due and payable) have been paid and satisfied in full and all Commitments hereunder shall have been terminated, unless consent has been obtained in the manner set forth in Section 12.01 hereof, the Company will furnish or cause to be furnished to the Administrative Agent and to the Lenders at their respective addresses as set forth on Schedule 12.02, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

6.01        Financial Statements, Etc.

(a)          Quarterly Financial Statements. As soon as practicable and in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, either (i) a copy of a report on Form 10-Q, or any successor form, and any amendments thereto, filed by the Company with the SEC with respect to the immediately preceding fiscal quarter or (ii) an unaudited Consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including any notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the preceding Fiscal Year and prepared by the Company in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by a Responsible Officer of the Company to present fairly in all material respects the financial condition of the Company and its Subsidiaries as of their respective dates and the results of operations of the Company and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments and to the absence of footnotes required by GAAP. To the extent that the information set forth in this Section 6.01(a) is included in the Company’s quarterly report on Form 10-Q as filed with the SEC, such information shall be deemed delivered for purposes hereof.

(b)          Annual Financial Statements. As soon as practicable and in any event within 90 days after the end of each Fiscal Year either (i) a copy of a report on Form 10-K, or any successor form, and any amendments thereto, filed by the Company with the SEC with respect to the immediately preceding Fiscal Year or (ii) an audited Consolidated balance sheet of the Company and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, stockholders’ equity and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Company and certified by a nationally recognized independent certified public accounting firm acceptable to the Administrative Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Company or any of its Subsidiaries or with respect to accounting principles followed by the Company or any of its Subsidiaries not in accordance with GAAP. To the extent that the information set forth in this Section 6.01(b) is included in the Company’s annual report on Form 10-K as filed with the SEC, such information shall be deemed delivered for purposes hereof.

(c)          Each Borrower hereby acknowledges that (a) subject to Section 12.07, the Administrative Agent and/or any Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of such Borrower under the Loan Documents (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”). Each Borrower hereby agrees that so long as such Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as containing material non-public information and as being suitable only for posting on a portion of the Platform not designated “Public Investor”; it being understood that all Borrower Materials shall be subject to Section 12.07.

6.02         Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Section 6.01(a) or (b), a certificate of a Responsible Officer of the Company in the form of Exhibit E attached hereto (an “Officer’s Compliance Certificate”) (a) certifying as to statements consistent with the applicable requirements of the SEC; (b) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default, specifying the details thereof and the action which the Company has taken or proposes to take with respect thereto; and (c) setting forth in reasonable detail calculations demonstrating compliance with the financial covenant contained in Section 8.01.

6.03        Intentionally Omitted.

6.04        Other Reports.

(a)          Promptly after the filing thereof, a copy of (i) each report or other filing made by any of the Borrowers or any or their Subsidiaries with the SEC and required by the SEC to be delivered to the shareholders of the Borrowers or any Subsidiary thereof, (ii) each report made by any of the Borrowers or any Subsidiary thereof to the SEC on Form 8-K and (iii) each final registration statement of any of the Borrowers or any Subsidiary thereof filed with the SEC, except in connection with pension plans and other employee benefit plans; and

(b)          Such other information regarding the operations, business affairs and financial condition of the Borrowers and/or any of their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

6.05         Notice of Litigation and Other Matters. Prompt (but in no event later than (x) with respect to clause (d) below, two Business Days after a Responsible Officer obtains knowledge thereof or (y) with respect to any other clause below, five (5) Business Days after a Responsible Officer obtains knowledge thereof) telephonic (confirmed in writing) or written notice of:

(a)          the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any of the Borrowers or any Subsidiary thereof or any of their respective properties, assets or businesses the potential liability of which in the reasonable judgment of the Borrowers could reasonably be expected to result in a Material Adverse Effect;

(b)          any notice of any violation received by any of the Borrowers or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws, the potential liability of which in the reasonable judgment of the Borrowers in any such case could reasonably be expected to result in a Material Adverse Effect; and

(c)          the occurrence of any Default or an Event of Default.

6.06        Ratings Information. The Company shall, no later than five Business Days after a Responsible Officer obtains knowledge of any such change, give notice to the Administrative Agent (by telephone, followed promptly by written notice transmitted by facsimile with a hand copy sent promptly thereafter) of any change (either expressly or pursuant to a letter from S&P or Moody’s stating an “implied” rating, excluding in all cases any private indicative ratings that the Company may request from time to time from Moody’s or S&P) in rating by S&P or Moody’s in respect of the Company’s non-credit enhanced senior unsecured long-term debt, together with details thereof, and of any announcement by S&P or Moody’s that its rating in respect of such non-credit enhanced senior unsecured long-term debt is “under review” or that any such debt rating has been placed on a “Credit Watch List”® or “watch list” or that any similar action has been taken by S&P or Moody’s.

6.07         Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender (other than financial forecasts) whether pursuant to this Article VI or any other provision of this Agreement, shall be, at the time the same is so furnished, true and complete in all material respects.

ARTICLE VII.
AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent liabilities not yet due and payable) have been paid and satisfied in full and all Commitments hereunder shall have been terminated, unless consent has been obtained in the manner provided for in Section 12.01, each Borrower will, and will cause each of its respective Subsidiaries to:

7.01        Preservation of Corporate Existence and Related Matters.

(a)          Except as permitted by Section 8.04 and Section 8.05, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, provided that, subject to compliance with Section 7.09, nothing in the foregoing shall prevent the Company or any Subsidiary from discontinuing any line of business if (i) no Default or Event of Default exists or would result therefrom, and (ii) with respect to the discontinuance of a material line of business, the Board of Directors of the Company determines in good faith that such discontinuance is in the best interest of the Company and its Consolidated Subsidiaries, taken as a whole.

(b)          Qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under applicable Law, except where the failure to so preserve and maintain its existence and rights or to so qualify could not reasonably be expected to have a Material Adverse Effect.

7.02        Maintenance of Property. Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property material to the conduct of its business, ordinary wear and tear and casualty excepted; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.03        Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are consistent with past practices and prudent business practice (and in any event consistent with normal industry practice), and as may be required by applicable Law.

7.04        Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

7.05        Payment and Performance of Obligations.

(a)          Pay and perform all of its Obligations under this Agreement and the other Loan Documents, which in the case of each Designated Borrower that is a Foreign Subsidiary shall be several and not joint and several.

(b)          Pay and discharge (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, except where the failure to make such payments could not reasonably be expected to have a Material Adverse Effect and (ii) all other material indebtedness, obligations and liabilities in accordance with customary trade practices, except where the failure to make such payments could not reasonably be expected to have a Material Adverse Effect; provided that such Borrower or Subsidiary may contest any item described in clause (i) or (ii) of this Section 7.05(b) in good faith and by proper proceedings so long as adequate reserves are maintained with respect thereto to the extent required by GAAP.

7.06        Compliance With Laws and Approvals. Observe and remain in compliance with all applicable Laws (including, without limitation, those set forth in Section 5.01(x)) and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where the failure to observe, comply or maintain could not reasonably be expected to have a Material Adverse Effect.

7.07        Environmental Laws. In addition to and without limiting the generality of Section 7.06:

(a)          Comply with, and use commercially reasonable efforts to ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to obtain, comply or maintain could not reasonably be expected to have a Material Adverse Effect; and

(b)          Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, except (i) where the failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) to the extent the Borrowers or any of their Subsidiaries are contesting, in good faith, any such requirement, order or directive before the appropriate Governmental Authority so long as adequate reserves are maintained with respect thereto to the extent required by GAAP.

7.08        Compliance with ERISA; ERISA Notices.

(a)          Promptly, and in any event within fifteen (15) Business Days after the Company obtains knowledge that an ERISA Event has occurred that could reasonably be expected to result in a Material Adverse Effect, the Company shall deliver or cause to be delivered a written statement by a Responsible Officer of the Company, describing such ERISA Event and any action that is being taken with respect thereto by the applicable Borrower(s), or any ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. The Company shall (i) promptly and in any event within five (5) Business Days after the filing thereof with the IRS, deliver or cause to be delivered a copy of each funding waiver request filed with respect to any Pension Plan and all communications received by the Company or, to the best knowledge of the Company, any ERISA Affiliate with respect to such request; and (ii) promptly and in any event within five (5) Business Days after receipt by the Company or, to the best knowledge of the Company, any ERISA Affiliate, of the PBGC’s intention to terminate a Pension Plan or to have a trustee appointed to administer a Pension Plan, copies of each such notice; and

(b)          As soon as is reasonably practicable upon the Administrative Agent’s reasonable request, the Company shall cause to be delivered to the Administrative Agent each of the following: (i) the most recent determination letter issued by the IRS with respect to each Pension Plan; (ii) for the three most recent Plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan; (iii) all actuarial reports prepared for the last three Plan years for each Pension Plan; (iv) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by the Company or any ERISA Affiliate to each such plan; (v) any information that has been provided in writing by any Governmental Authority to any Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vi) the aggregate amount of the most recent annual payments made to former employees of any Borrower under any retiree health plan.

7.09        Conduct of Business. Carry on substantially all of its businesses in substantially the same fields as the businesses conducted on the Closing Date and in lines of business reasonably related thereto or as otherwise permitted pursuant to the terms of this Agreement.

7.10        Visits and Inspections. Subject to compliance with applicable securities laws, permit representatives of the Administrative Agent or any Lender, from time to time upon reasonable prior written notice to the Company and during ordinary business hours, to visit and inspect its properties; inspect and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects. Notwithstanding the foregoing, neither the Administrative Agent nor any L/C Issuer or any other Lender shall have the right to inspect or make or receive copies of any customer data files or any other credit information or files concerning consumers owned or maintained by the Company or any of its Subsidiaries.

7.11        Use of Proceeds. Use the proceeds of the Credit Extensions for working capital, for capital expenditures, to refinance existing Debt of the Company and its Subsidiaries, to finance non-hostile acquisitions by the Company and its Subsidiaries that are permitted hereunder, and for other lawful general corporation purposes of the Company and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.

7.12        Delivery of Tax Forms. Equifax Limited shall file a duly completed form DTTP-2 (or such alternative form as may be specified by the United Kingdom HM Revenue & Customs from time to time) in respect of each Lender with the United Kingdom HM Revenue & Customs within 30 days following the initial funding of any Loan directly to Equifax Limited as Designated Borrower with respect to such Loan and shall promptly provide the applicable Lender with a copy of that filing; provided that Equifax Limited shall have received from each Lender its HMRC Treaty Passport number and the name of their country of residence in connection with the making of such Loan, together with any other information concerning the Lender that is required in order for Equifax Limited to properly complete and file such form.

ARTICLE VIII.
NEGATIVE COVENANTS

Until all of the Obligations (other than contingent liabilities not yet due and payable) have been paid and satisfied in full and all Commitments hereunder shall have been terminated, unless consent has been obtained in the manner set forth in Section 12.01:

8.01        Maximum Leverage Ratio. As of the end of each fiscal quarter, commencing with the end of the first fiscal quarter ending after the Closing Date, the Borrowers will not permit the Leverage Ratio to be greater than 3.50 to 1.00; provided, that the Leverage Ratio for any fiscal quarter may be increased by the Company by 0.50 (from 3.50 to 4.00) if such increase satisfies the Leverage Ratio Increase Requirements. No increase shall be given effect unless all of the Leverage Ratio Increase Requirements are satisfied.

8.02        Liens. No Borrower will, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on, or with respect to, any of its assets or properties (including without limitation shares of Capital Stock or other ownership interests owned by it), real or personal, whether now owned or hereafter acquired, except:

(a)          Liens existing on the Closing Date and set forth on Schedule 8.02;

(b)          Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(c)          Liens of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals and other similar Liens imposed by law so long as such Liens secure claims incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d)          Liens consisting of deposits or pledges made in the ordinary course of business (i) in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation or obligations under customer service contracts or (ii) to secure the performance of letters of credit, bids, tenders, sales, contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations incurred in the ordinary course of business, in each case not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property;

(e)          Liens constituting encumbrances in the nature of zoning restrictions, easements, rights of way, and other rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of any material parcel of real property or impair the use thereof in the ordinary conduct of business;

(f)          Liens in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

(g)          Liens on the property or assets of any Subsidiary existing at the time such Subsidiary becomes a Subsidiary of a Borrower and not incurred in contemplation thereof, as long as the outstanding principal amount of the Debt secured thereby is not voluntarily increased by such Subsidiary after the date such Subsidiary becomes a Subsidiary of such Borrower;

(h)          Liens on the property or assets of the Borrowers or any Subsidiary securing Debt which is incurred to finance or refinance the acquisition of such property or assets; provided that (i) each such Lien shall be created substantially simultaneously with the acquisition of the related property or assets; (ii) each such Lien does not at any time encumber any property other than the related property or assets financed by such Debt and the proceeds thereof; (iii) the principal amount of Debt secured by each such Lien is not increased; and (iv) the principal amount of Debt secured by each such Lien (together with any accrued interest thereon and closing costs relating thereto) shall at no time exceed 100% of the original purchase price of such related property or assets at the time acquired;

(i)          Liens consisting of judgment or judicial attachment Liens that do not constitute an Event of Default under Section 9.01(l);

(j)          Intentionally Omitted;

(k)         Intentionally Omitted;

(l)          any Lien on any specific fixed asset of any corporation existing at the time such corporation is merged or consolidated with or into any Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

(m)         any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing paragraphs of this Section; provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt (together with any accrued interest thereon and closing costs relating thereto) secured by any such Lien is not increased;

(n)         any Lien existing on any specific fixed asset prior to the acquisition thereof by any Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(o)         Liens securing Debt owing by any Subsidiary to the Company or another Wholly Owned Subsidiary;

(p)         inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of Plans from time to time in effect;

(q)         rights reserved to or invested in any municipality or governmental, statutory or public authority to control or regulate any property of such Borrower or such Subsidiary, as the case may be, or to use such property in a manner which does not materially impair the use of such property for the purposes of which it is held by such Borrower or such Subsidiary, as the case may be; and

(r)          Liens not otherwise permitted by this Section 8.02 securing Debt or other obligations in an aggregate principal amount, when combined with any Debt then outstanding under Section 8.03(i), at any time outstanding that does not exceed 30% of Consolidated Net Tangible Assets, measured as of the date of the incurrence of such Debt or obligation.

8.03        Limitations on Subsidiary Debt. No Borrower will permit any Subsidiary of the Company to contract, create, incur, assume or permit to exist any Debt, except:

(a)          Debt arising under this Agreement and the other Loan Documents;

(b)          Debt existing as of the Closing Date as referenced on Schedule 8.03 (and renewals, refinancings or extensions thereof on terms and conditions no less favorable in any material respect to such Person than such existing Debt and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension);

(c)          Capital Lease obligations and Debt incurred, in each case, to provide all or a portion of the purchase price or costs of construction of an asset or, in the case of a Sale and Leaseback Transaction, to finance the value of such asset owned by a Borrower or any of its Subsidiaries; provided that (i) such Debt when incurred shall not exceed the purchase price or cost of construction of such asset or, in the case of a Sale and Leaseback Transaction, the fair market value of such asset and any transaction costs directly related thereto, (ii) no such Debt shall be refinanced for a principal amount in excess of the principal balance outstanding thereon (together with any accrued interest thereon and closing costs relating thereto) at the time of such refinancing, and (iii) the aggregate principal amount of all such Debt shall not exceed $200,000,000 at any time outstanding;

(d)          intercompany Debt owed by any Subsidiary of the Company to the Company or any other Subsidiary of the Company;

(e)          Debt and Obligations owing under Hedging Agreements relating to the Loans hereunder and other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(f)          Intentionally Omitted;

(g)          Debt of the types described in clause (j) of the definition of Debt which is incurred in the ordinary course of business in connection with (i) the sale or purchase of goods, or (ii) to assure performance by the Company or any of its Subsidiaries of their respective service contracts, operating leases, obligations to a utility or a governmental entity, or worker’s compensation obligations;

(h)          Support Obligations of Debt of the Company or Debt otherwise permitted under this Section 8.03;

(i)          other Debt of the Subsidiaries at any time outstanding which, when combined with any Debt then outstanding under Section 8.02(r), in the aggregate does not exceed 30% of Consolidated Net Tangible Assets, measured as of the date of the incurrence of such Debt; and

(j)          Debt of the Acquired Business in an aggregate principal amount outstanding not to exceed at any time AUD $300,000,000.

8.04        Limitations on Mergers and Liquidation. No Borrower will, nor will it permit any of its Subsidiaries to, merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except:

(a)          Any Borrower or a Subsidiary may merge with another Person that is not a Borrower or a Subsidiary; provided that (i) in the case of any merger involving the Company or a Subsidiary that is organized under the laws of the United States or one of its states, such other Person is organized under the laws of the United States or one of its states, (ii) in the case of any merger involving a Borrower, such Borrower is the corporation surviving such merger, (iii) in the case of any merger involving a Subsidiary, the survivor is or will become a Subsidiary of the Company, (iv) immediately prior to and after giving effect to such merger, no Default or Event of Default exists or would exist, (iv) the Board of Directors of such Person has approved such merger and (v) such transaction is permitted under Section 8.06

(b)          Any Subsidiary that is not a Borrower may merge into a Borrower or any Wholly-Owned Subsidiary of a Borrower;

(c)          Any Subsidiary that is not a Borrower may liquidate, wind-up or dissolve itself into a Borrower or any Wholly-Owned Subsidiary of a Borrower

(d)          Any Borrower may merge with any other Borrower; provided that in the case of any merger involving the Company, the Company is the corporation surviving such merger; and

(e)          Any Borrower (other than the Company) may liquidate, wind-up or dissolve itself into any other Borrower.

8.05        Limitation on Asset Dispositions. No Borrower will sell, lease, transfer or otherwise dispose of (in one transaction or a series of transactions and including by means of any merger, Equity Issuance of Capital Stock or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired) except as permitted in Sections 8.04 and 8.06, except for any such disposition of assets which results from the merger, Equity Issuance of Capital Stock or other transaction between any Borrower and its Subsidiaries so long as the surviving entity remains a Subsidiary of the Company.

8.06        Limitations on Acquisitions. No Borrower will, nor will it permit any of its Subsidiaries to, acquire all or any portion of the Capital Stock or other ownership interest in any Person which is not a Subsidiary or all or any substantial portion of the assets, property and/or operations of a Person which is not a Subsidiary except (i) the Veda Acquisition so long as each of the Veda Acquisition Closing Conditions have been satisfied or waived on or prior to the date on which the Veda Acquisition is consummated and (ii) other acquisitions so long as (a) the Person, assets, property and/or operations being acquired operate in substantially the same or a similar line of business as any line of business engaged in by the Borrower or any of its Subsidiaries on the Closing Date or a business reasonably related thereto, including ancillary or complementary businesses; (b) in the case of an acquisition of Capital Stock or other ownership interest of a Person, the Board of Directors of the Person which is the subject of such acquisition shall have approved the acquisition; (c) no Default or Event of Default shall exist on the date of, or shall result from, any such acquisition (including after giving effect to such transaction on a pro forma basis); and (d) in the case of the acquisition of all or any portion of the Capital Stock or other ownership interest in any Person, such Person so acquired will be Consolidated with the Company in its financial statements upon the consummation of such acquisition.

8.07        Intentionally Omitted.

8.08        Limitation on Restricted Payments. No Borrower will, nor will it permit any of its Subsidiaries to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment at any time that a Default or Event of Default has occurred and is continuing or would result from such Restricted Payment.

8.09        Limitation on Transactions with Affiliates. Neither any Borrower nor any of its Consolidated Subsidiaries shall enter into, or be a party to, any transaction with any Affiliate of such Borrower or such Subsidiary (which Affiliate is not a Borrower or a Subsidiary), except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate.

8.10        Limitation on Certain Accounting Changes. No Borrower will change its Fiscal Year (a) without prior written notification to the Lenders or (b) if such change would materially affect the Lenders’ ability to read and interpret the financial statements delivered pursuant to Section 6.01 or calculate the financial covenant in Section 8.01.

8.11        Limitation of Restricting Subsidiary Dividends and Distributions. No Borrower will permit any Subsidiary to agree to, incur, assume or suffer to exist any restriction, limitation or other encumbrance (by covenant or otherwise) on the ability of such Subsidiary to make any payment to a Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) or to transfer any of its properties or assets to a Borrower or any of its Subsidiaries, except:

(a)          Restrictions and limitations applicable to a Subsidiary existing at the time such Subsidiary becomes a Subsidiary of a Borrower and not incurred in contemplation thereof, as long as no such restriction or limitation is made more restrictive after the date such Subsidiary becomes a Subsidiary of such Borrower;

(b)          Restrictions and limitations existing pursuant to this Agreement; and

(c)          Other restrictions and limitations that are not material either individually or in the aggregate.

8.12        Hedging Agreements. The Company will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than non-speculative Hedging Agreements entered into in the ordinary course of business in order to manage existing or anticipated interest rate, foreign exchange rate or commodity price risks.

8.13        Governmental Regulations. The Company will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to any Borrower or from otherwise conducting business with the Borrowers, or (b) fail to provide documentary and other evidence of the identity of the Borrowers as may be reasonably requested by the Lenders or the Administrative Agent at any time with reasonable prior notice to enable the Lenders or the Administrative Agent to verify the identity of the Borrowers or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.

ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES

9.01        Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)          Default in Payment of Principal of Loans and L/C Obligation. Any Borrower shall default in any payment of principal of any Loan, Note or L/C Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)          Other Payment Default. Any Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of any interest, fees or other amounts owing on any Loan, Note or L/C Obligation or the payment of any other Obligation, and such default shall continue unremedied for five (5) Business Days after the earlier of a Responsible Officer becoming aware of such default or written notice thereof has been given to the Company by the Administrative Agent.

(c)          Misrepresentation. Any representation, warranty or statement made or deemed to be made by any Borrower or any of its Subsidiaries, if applicable, under this Agreement, any Loan Document or any amendment hereto or thereto or in any certificate delivered to the Administrative Agent or to any Lender pursuant hereto and thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

(d)          Default in Performance of Certain Covenants. (i) Any of the Borrowers shall default in the performance or observance of any covenant or agreement contained in Sections 6.05(c), 7.01(a) and 7.11 and Article VIII or (ii) any of the Borrowers shall default in the performance or observance of any other covenant or agreement contained in Article VI, and such default shall continue unremedied for fifteen (15) days after the earlier of a Responsible Officer becoming aware of such default or written notice thereof has been given to the Company by the Administrative Agent.

(e)          Default in Performance of Other Covenants and Conditions. Any of the Borrowers or any Subsidiary thereof, if applicable, shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 9.01) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of a Responsible Officer becoming aware of such default or written notice thereof has been given to the Company by the Administrative Agent.

(f)          Hedging Agreement. Any termination payments in an amount greater than $50,000,000 shall be due by any Borrower under any Hedging Agreement and such amount is not paid within thirty (30) Business Days of the due date thereof.

(g)          Debt Cross-Default. Any of the Borrowers or any of their Material Subsidiaries shall (i) default in the payment of any Debt (other than Debt under this Agreement, the Notes or any L/C Obligation) the aggregate outstanding amount of which Debt is in excess of $50,000,000, beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than Debt under this Agreement, the Notes or any L/C Obligation), the aggregate outstanding amount of which Debt is in excess of $50,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any such notice having been given and any applicable grace period having expired).

(h)          Change in Control. An event described in clause (i), (ii) or (iii) below shall have occurred: (i) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) and who were entitled to vote on such matters, cease for any reason to constitute a majority of the board of directors of the Company then in office, (ii) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) after the Closing Date shall obtain ownership or control in one or more series of transactions of more than 25% of the common stock or 25% of the voting power of the Company entitled to vote in the election of members of the board of directors of the Company or (iii) there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $50,000,000 any “change in control” (as defined in such indenture or other evidence of Debt) obligating the Company to repurchase, redeem or repay all or any part of the Debt provided for therein, other than any “change in control” resulting from any “dead hand proxy put” provision (any such event, a “Change in Control”).

(i)          Voluntary Bankruptcy Proceeding. Any Borrower or any Material Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j)          Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Borrower or any Material Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Borrower or any Material Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of 60 consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k)          Enforcement. A creditor or an encumbrance (other than a judgment or order of the type referred to in clause (l) of this Section 9.01) attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings and assets of any Borrower or any Subsidiary thereof having a value exceeding $50,000,000 and (if capable of discharge) such possession is not terminated or such attachment or process is not satisfied, removed or discharge within 30 days.

(l)          Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders at any time undischarged and unstayed as provided for in this paragraph (exclusive of amounts covered by insurance provided by reputable insurers) to exceed $50,000,000 shall be entered against any Borrower or any Subsidiary thereof by any court and such judgment or order shall continue without discharge or stay for a period of sixty (60) days.

(m)         Guaranty. At any time after the execution and delivery thereof, the guaranty given by the Company hereunder or any provision thereof shall cease to be in full force or effect as to the Company, or the Company or any Person acting by or on behalf of the Company shall deny or disaffirm the Company’s obligations under such guaranty.

(n)          ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that results in a Material Adverse Effect, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that results in a Material Adverse Effect.

(o)          Designated Borrower Request and Assumption Agreement. Any default or breach shall occur under any Designated Borrower Request and Assumption Agreement or the Designated Borrower Request and Assumption Agreement given by any Designated Borrower shall cease to be in full force or effect as to a Designated Borrower, or a Designated Borrower itself or through the Company or any Person acting by or on behalf of the Designated Borrower shall deny or disaffirm the Designated Borrower’s obligations under such Designated Borrower Request and Assumption Agreement or this Agreement.

9.02         Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)          declare the commitment of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)          require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)          exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents, at applicable Law or otherwise;

provided that upon the occurrence of an Event of Default specified in Section 9.01(i) or (j) with respect to any Borrower, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03         Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrowers, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

9.04         Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.19 and 2.20, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.04 and 2.19; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by Law.

Subject to Sections 2.04(c) and 2.19, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

9.05         DDT Loan Limited Conditionality Period. During the period from and including the Closing Date to and including the DDTL Funding Date or the termination of all Commitments pursuant to Section 2.08 (the “DDTL Limited Conditionality Period”), and notwithstanding (i) that any representation made on the Closing Date (excluding, for the avoidance of doubt, the Specified Representations and/or Veda Acquisition Agreement Representations) was incorrect, (ii) any failure by any Borrower to comply with any provision of Article VII or VIII, (iii) any provision to the contrary herein or in any Loan Document or otherwise or (iv) that any condition to the occurrence of the Closing Date set forth in Section 4.01 may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any DDT Lender shall be entitled to (1) cancel any of its DDTL Commitments, (2) rescind, terminate or cancel the Loan Documents or exercise any right or remedy or make or enforce any claim under the Loan Documents, any Note or otherwise it may have to the extent (but only to the extent) to do so would prevent, limit or delay the making of its portion of the DDT Loans, (3) refuse to participate in making its DDT Loan; provided that the applicable conditions precedent to the making of the DDT Loans set forth in Section 4.02 have been satisfied or (4) exercise any right of set-off or counterclaim in respect of its DDT Loan to the extent to do so would prevent, limit or delay the making of its DDT Loan. For the avoidance of doubt, (A) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any applicable condition precedent set forth in Section 4.02 is not satisfied on the DDTL Funding Date or if the DDT Lenders have terminated the DDTL Commitments during the existence of a default set forth in Section 9.01(i) or (j) with respect to the Company prior to the DDTL Funding Date; (B) nothing herein shall be construed to limit in any way the rights and remedies of the Lenders and the Administrative Agent to the extent the exercise of any such rights and remedies would not prevent, limit or delay the making of the DDT Loans (including, without limitation, the right to terminate all Commitments (other than the DDTL Commitment), to accelerate all Obligations and to exercise any and all other rights and remedies provided for hereunder in respect of such Obligations (other than termination of the DDTL Commitments) and (C) immediately after the expiration of the Limited Conditionality Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing (including, without limitation, the right to accelerate the DDT Loans and the right to exercise all other rights and remedies in respect of the DDT Loans provided for hereunder).

ARTICLE X.
ADMINISTRATIVE AGENT

10.01      Appointment and Authority.

(a)          Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b)          Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Revolving Lenders to act for such L/C Issuer with respect thereto; provided that each L/C Issuer shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by any L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included such L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to any L/C Issuer.

10.02      Rights as a Lender. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, “Required Incremental Term Loan Lenders”, “Required DDT Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or Affiliate of the Company as if it were not the Administrative Agent hereunder.

10.03      Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

If the Administrative Agent shall request instructions from the Required Lenders, the Required Revolving Lenders, the Required Incremental Term Loan Lenders or the Required DDT Lenders, as the case may be, with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders, the Required Revolving Lenders, the Required Incremental Term Loan Lenders or the Required DDT Lenders, as the case may be, where required by the terms of this Agreement.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04      Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

10.05      Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06      Replacement of Administrative Agent.

(a)          The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Company provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.

(b)          Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring or removed Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)          In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Company to comply with Section 2.19(a), then the applicable L/C Issuer and the Swing Line Lender may, upon prior written notice to the Company and the Administrative Agent, resign as L/C Issuer or as Swing Line Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

(d)          If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, and, so long as no Event of Default shall then exist, with the prior consent of the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders), then such removal shall nonetheless become effective in accordance with such notice on such date.

10.07      Non-Reliance on Administrative Agent and Other Lenders. Each of the Lenders, the Swing Line Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, any L/C Issuer or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swing Line Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any L/C Issuer or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

10.08      No Other Duties, Etc. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.01), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.01) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by any Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Company) concerning all matters pertaining to such duties.

10.09      Administrative Agent May File Proofs of Claim.

(a)          In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, any L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, any L/C Issuer and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, any L/C Issuer and the Administrative Agent under Sections 2.04(i) and (j), 2.11 and 12.04) allowed in such judicial proceeding; and

(ii)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)          any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 12.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10      Arrangers; Co-Syndication Agents. Each Lender hereby designates each of STRH, JPMSL, Mizuho Bank, Ltd., MLPFSI and WFSL as Arrangers and each of Bank of America, N.A., JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd. and Wells Fargo Bank, N.A. as Co-Syndication Agents and agrees that the Arrangers and Co-Syndication Agents shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.

ARTICLE XI.
GUARANTY OF THE COMPANY

11.01      Guaranty of Payment. Subject to Section 11.07 below, the Company hereby unconditionally guarantees to each Lender and the Administrative Agent the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise). This guaranty is a guaranty of payment and not solely of collection and is a continuing guaranty and shall apply to all Guaranteed Obligations whenever arising.

11.02      Obligations Unconditional; Waivers. The obligations of the Company hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, or any other agreement or instrument referred to herein, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Company agrees that this guaranty may be enforced by the Lenders without the necessity at any time of resorting to or exhausting any security or collateral and without the necessity at any time of having recourse to the Notes, this Agreement or any other Loan Document or any collateral, if any, hereafter securing the Guaranteed Obligations or otherwise and the Company hereby waives the right to require the Lenders to proceed against a Designated Borrower or any other Person (including a co-guarantor) or to require the Lenders to pursue any other remedy or enforce any other right. In this connection, the Company hereby waives the right of the Company to require any holder of the Guaranteed Obligations to take action against a Designated Borrower as provided in Official Code of Georgia Annotated §10-7-24. The Company further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against a Designated Borrower or any other guarantor of the Guaranteed Obligations for amounts paid under this guaranty until such time as the Lenders have been paid in full, all commitments under this Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under this Agreement. The Company further agrees that nothing contained herein shall prevent the Lenders from suing on the Notes, this Agreement or any other Loan Document or foreclosing its security interest in or Lien on any collateral, if any, securing the Guaranteed Obligations or from exercising any other rights available to it under this Agreement, the Notes, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of the Company’s obligations hereunder; it being the purpose and intent of the Company that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither the Company’s obligations under this guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of a Designated Borrower or by reason of the bankruptcy or insolvency of such Designated Borrower. The Company waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance of by the Administrative Agent or any Lender upon this guaranty or acceptance of this guaranty. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty. All dealings between the Designated Borrowers and the Company, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this guaranty.

11.03      Modifications. The Company agrees that (a) all or any part of the security which hereafter may be held for the Guaranteed Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Lenders shall not have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances which hereafter may be held, if any, for the Guaranteed Obligations or the properties subject thereto; (c) the time or place of payment of the Guaranteed Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) a Designated Borrower and any other party liable for payment under this Agreement may be granted indulgences generally; (e) any of the provisions of the Notes, this Agreement or any other Loan Document may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of a Designated Borrower or any other party liable for the payment of the Guaranteed Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by the Company in its capacity as a guarantor under this Article XI, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

11.04      Additional Waiver of Rights. The Company expressly waives to the fullest extent permitted by applicable Law: (a) notice of acceptance of this guaranty by the Lenders and of all Extensions of Credit to a Designated Borrower by the Lenders; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any Lien, if any, hereafter securing the Guaranteed Obligations, or the Lenders’ subordinating, compromising, discharging or releasing such Liens, if any; (e) all other notices to which the Company might otherwise be entitled in connection with the guaranty evidenced by this Article XI; and (f) demand for payment under this guaranty. Furthermore, the Company, to the fullest extent permitted by law, hereby waives any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of the Company with respect to the Guaranteed Obligations or which otherwise might operate to discharge the Company from its obligations in respect of the Guaranteed Obligations.

11.05      Reinstatement. The obligations of the Company under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Company agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

11.06      Remedies. The Company agrees that, as between the Company, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02 with respect to the occurrence of an Event of Default specified in Section 9.01(i) or (j) with respect to any Borrower) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Company.

11.07      Limitation of Guaranty. Notwithstanding any provision to the contrary contained herein, to the extent the obligations of the Company shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of the Company hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state and including, without limitation, the Federal Bankruptcy Code (as now or hereinafter in effect)).

ARTICLE XII.
MISCELLANEOUS

12.01      Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letters), and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and such Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)          waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)          extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c)          postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)          reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of a Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e)          change Section 9.04 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)          amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Revolving Lender;

(g)          change any provision of this Section or the definition of “Required Lenders,” “Required Revolving Lenders,” “Required Incremental Term Loan Lenders”, “Required DDT Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; or

(h)          release the Company from its guaranty hereunder without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) only Required Revolving Lenders and, as applicable, the L/C Issuers, may waive any condition set forth in Section 4.03, with respect to any Borrowing of Revolving Loans or issuance, amendment, renewal or extension of a Letter of Credit; and (v) only Required DDT Lenders may (x) waive any condition set forth in Section 4.02, with respect to the making of any DDT Loan or (y) amend or modify the definition of “Veda Acquisition Closing Conditions”. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents to (x) cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (y) to add provisions reasonably deemed necessary or desirable by the Administrative Agent in connection with statutory or other applicable Law of any relevant jurisdiction in connection with the designation of any additional Designated Borrowers after the Closing Date.

12.02      Notices; Effectiveness; Electronic Communication.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to a Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02; and

(ii)         if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to a Borrower).

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent, an L/C Issuer or the Swing Line Lender shall not be effective until actually received by such Person at its address specified in this Section.

(iii)        Any agreement of the Administrative Agent, any L/C Issuer or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Administrative Agent, each L/C Issuer and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Administrative Agent, the L/C Issuers and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Administrative Agent, any L/C Issuer or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, any L/C Issuer or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, any L/C Issuer or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, such L/C Issuer and such Lender to be contained in any such telephonic or facsimile notice.

(b)          Electronic Communications.

(i)          Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II unless such Lender, such L/C Issuer, as applicable, and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)         Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.03      No Waiver; Cumulative Remedies; Enforcement. No failure or delay by the Administrative Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrowers and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default or Event of Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against any Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuers; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 2.15), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

12.04      Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses. The Company shall pay (i) all reasonable and documented out-of-pocket expenses actually incurred by the Administrative Agent and Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of one external counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that notwithstanding the foregoing set forth in this clause (i), with respect to the fees and disbursements of counsel for the Administrative Agent and the Arrangers incurred prior to the Closing Date, the Borrowers shall only be obligated to pay the fees and disbursements of Jones Day and any local counsel, as counsel to the Administrative Agent, (ii) all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses actually incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), and shall pay all actual fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights and remedies (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses actually incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)          Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and reimburse each Indemnitee for, any and all actual losses, claims, damages, liabilities and related reasonable expenses (including the reasonable and actual fees, charges and disbursements of any counsel for any Indemnitee) (“Losses”), and shall indemnify and hold harmless each Indemnitee from all reasonable and actual fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Borrower arising out of, in connection with, or as a result of (i) this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and to reimburse each Indemnified Person upon demand for any reasonable legal or other reasonable expenses incurred in connection with investigating or defending any of the foregoing, whether or not such Indemnified Person is a party to any such proceeding; provided that the Company shall not be liable to an Indemnitee pursuant to this indemnity for any Losses to the extent that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such Loss resulted from (i) the gross negligence or willful misconduct of such Indemnitee, (ii) material breach in bad faith of the obligations hereunder by such Indemnitee, as determined by a court of competent jurisdiction in final and non-appealable decision, or (iii) suits solely amongst Indemnitees (other than (x) any claims against the Administrative Agent, any Arranger, joint lead arranger, joint bookrunner, co-syndication agent, or any similar role hereunder unless such claim would otherwise be excluded pursuant to clause (i) above and (y) claims arising out of any act or omission of any Borrower, the Acquired Company or any of their respective Subsidiaries). The Company shall not, without the prior written consent of any Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is a party and indemnity has been sought hereunder by such Indemnitee, unless such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such indemnity and does not require any admission of wrong doing on the part of such Indemnitee. No Indemnitee shall be responsible or liable for any damages arising from the use by others of the Borrower Materials or other materials obtained through electronic, telecommunications or other information transmission systems, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, or material breach of this Agreement by, such Indemnitee. Without limiting the provisions of Section 3.01(c), this Section 12.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. No Person shall be responsible or liable for any special, indirect, punitive, exemplary or consequential damages that may he alleged as a result of this Agreement, the use of proceeds or any related transaction provided that, nothing contained in this sentence shall limit the indemnification and reimbursement obligations to the extent expressly set forth herein.

(c)          Reimbursement by Lenders. To the extent that the Company for any reason fails to pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Outstandings at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.13(d).

(d)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above nor any other party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction. Nothing is this clause (d) shall be deemed to limit in any way the Company’s obligations under Section 3.05.

(e)          Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)          Survival. The agreements in this Section and the indemnity provisions of Section 12.02(a)(iii) shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

12.05      Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

12.06      Successors and Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder except as permitted in Sections 8.04, 8.05 and 8.06 without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this clause (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 (or its equivalent in another currency) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that (x) this clause (ii) shall not apply to rights in respect of Bid Loans or the Swing Line Lender’s rights and obligations in respect of Swing Line Loans and (y) this subsection (b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis;

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)         the consent of the applicable L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)         the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)         No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any Company’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)        Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 12.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c)          Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that affects such Participant. Subject to clause (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 12.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)          Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time SunTrust Bank assigns all of its Commitment and Loans pursuant to clause (b) above, SunTrust Bank may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Company to appoint any such successor shall affect the resignation of SunTrust Bank as L/C Issuer or Swing Line Lender, as the case may be. If SunTrust Bank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). If SunTrust Bank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to SunTrust Bank to effectively assume the obligations of SunTrust Bank with respect to such Letters of Credit.

12.07      Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.18(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the applicable Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary relating to such Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

12.08      Right of Setoff. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, each Lender and each L/C Issuer shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to any Borrower, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of any Borrower at any time held or other obligations at any time owing by such Lender and such L/C Issuer to or for the credit or the account of any Borrower against any and all Obligations held by such Lender or such L/C Issuer, as the case may be, irrespective of whether such Lender or such L/C Issuer shall have made demand hereunder and although such Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and each L/C Issuer agrees promptly to notify the Administrative Agent and the Company after any such set-off and any application made by such Lender or such L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and each L/C Issuer agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Debt or other obligations owed by the Borrowers to such Lender or such L/C Issuer.

12.09      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

12.10      Counterparts; Integration; Effectiveness. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letters, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

12.11      Survival of Representations and Warranties. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 3.01, 3.04, 3.05, and 12.04 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

12.12      Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.13      Replacement of Lenders. If any Lender requests compensation under Section 3.04, requests additional interest under Section 3.08, does not consent to a proposed amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document (a “Loan Modification”) requested by the Company, which Loan Modification is approved by at least the Required Lenders or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any Lender delivers a notice under Section 2.16(c), or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)          the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee specified in Section 12.06(b);

(b)          such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(c)          in the case of any such assignment resulting from a claim for compensation under Section 3.04, a claim for additional interest under Section 3.08 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)          such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

12.14      Governing Law; Jurisdiction; Etc.

(a)          This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof.

(b)          Each of the parties hereto hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in the City of New York, Borough of Manhattan, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. Each of the parties hereto hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by any other party hereto in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 12.02. Each Designated Borrower hereby appoints the Company as its agent in the United States for service of process. Nothing in this Section 12.14 shall affect the right of any of the parties hereto to serve legal process in any other manner permitted by Applicable Law or affect the right of any of the parties hereto to bring any action or proceeding against any other party hereto or its properties in the courts of any other jurisdictions.

12.15      Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.16      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) each of the Borrowers is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any of the Borrowers or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to any Borrower or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.17      Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.18      USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.

12.19      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EQUIFAX INC.

By:	/s/ Mark E. Young

Name:	Mark E. Young

Title:	Senior Vice President & Treasurer

EQUIFAX LIMITED

By:	/s/ Paul Moore

Name:	Paul Moore

Title:	SFO

EQUIFAX CANADA CO.

By:	/s/ John Russo

Name:	John Russo

Title:	Corporate Secretary

EQUIFAX LUXEMBOURG S.À.R.L.

By:	/s/ James Winthrift Roebuck

Name:	James Winthrift Roebuck

Title:	Manager A

By:	/s/ Andrej Grossmann

Name:	Andrej Grossmann

Title:	Manager B

Credit Agreement

SUNTRUST BANK, as
Administrative Agent

By:	/s/ Brian M. Lewis

Name:	Brian M. Lewis

Title:	Director

Credit Agreement

SUNTRUST BANK, as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Brian M. Lewis

Name:	Brian M. Lewis

Title:	Director

Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Peter Thauer

Name:	Peter Thauer

Title:	Managing Director

Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jeannette Lu

Name:	Jeannette Lu

Title:	Vice President

Credit Agreement

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Karen H. McClain

Name:	Karen H. McClain

Title:	Managing Director

Credit Agreement

MIZUHO BANK, LTD., as a Lender

By:	/s/ Bertram H. Tang

Name:	Bertram H. Tang

Title:	Authorized Signatory

Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender

By:	/s/ Rhema Asaam

Name:	Rhema Asaam

Title:	Authorized Signatory

By:	/s/ Robert Robin

Name:	Robert Robin

Title:	Authorized Signatory

Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ R. Todd Barnaby

Name:	R. Todd Barnaby

Title:	Senior Vice President

Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/ J. William Knott

Name:	J. William Knott

Title:	Director

Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Susan J. Dimmick

Name:	Susan J. Dimmick

Title:	Managing Director

Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Allison Burgun

Name:	Allison Burgun

Title:	Vice President

Credit Agreement

FIFTH THIRD BANK, an Ohio corporation, as a Lender

By:	/s/ Dan Komitor

Name:	Dan Komitor

Title:	Senior Relationship Manager

Credit Agreement

FIFTH THIRD BANK, operating through its Canadian Branch, as a Lender

By:	/s/ Ramin Ganjavi

Name:	Ramin Ganjavi

Title:	Director

Credit Agreement

HSBC Bank USA, N.A., as a Lender

By:	/s/ Heather Allen

Name:	Heather Allen

Title:	Senior Vice President

Credit Agreement

THE NORTHERN COMPANY, as a Lender

By:	/s/ Kimberly A. Motty

Name:	Kimberly A. Motty

Title:	Vice President

Credit Agreement

WESTPAC BANKING CORPORATION, as a Lender

By:	/s/ Stuart Brown

Name:	Stuart Brown

Title:	Director

Credit Agreement

Disclosure Schedules to the Credit Agreement

SCHEDULES

1.01(a)	Existing Letters of Credit

2.01	Revolving Commitments and Applicable Revolving Percentages

2.06	DDTL Commitments and Applicable DDTL Percentages

5.01(b)	Subsidiaries of the Borrowers

8.02	Liens as of Closing Date

8.03	Debt of Subsidiaries on the Closing Date

12.02	Administrative Agent’s Office; Certain Addresses for Notices

1

Schedule 1.01(a)

Existing Letters of Credit

(All Existing Letters of Credit were issued by Bank of America, N.A.,

in its capacity as L/C Issuer)

Letter of Credit Number	Face Amount	Beneficiary	Expiry Date
68059482	US$400,000.00	The Travelers Indemnity	06/16/2016
68061653	US$75,000.00	PS Business Parks	09/26/2016

2

Schedule 2.01

Revolving Commitments and Applicable Revolving Percentages

Institution	Total Commitment	%

SunTrust Bank	$93,600,000.00	10.4000000%
Bank of America, N.A.	$93,600,000.00	10.4000000%
JPMorgan Chase, N.A.	$93,600,000.00	10.4000000%
Mizuho Bank, Ltd.	$93,600,000.00	10.4000000%
Wells Fargo Bank, N.A.	$93,600,000.00	10.4000000%
Canadian Imperial Bank of Commerce Trust Company	$60,882,352.94	6.7647059%
Branch Banking & Trust Company	$60,882,352.94	6.7647059%
Citibank, N.A.	$60,882,352.94	6.7647059%
PNC Bank, N.A.	$60,882,352.94	6.7647059%
U.S. Bank N.A.	$60,882,352.94	6.7647059%
Fifth Third Bank	$38,117,647.06	4.2352941%
HSBC Bank USA, N.A.	$38,117,647.06	4.2352941%
The Northern Trust Company	$38,117,647.06	4.2352941%
WestPac Bank	$13,235,294.12	1.4705882%

TOTAL	$900,000,000.00	100.0000000%

3

Schedule 2.06

DDTL Commitments and Applicable DDTL Percentages

Institution	Total Commitment	%

SunTrust Bank	$83,200,000.00	10.4000000%
Bank of America, N.A.	$83,200,000.00	10.4000000%
JPMorgan Chase, N.A.	$83,200,000.00	10.4000000%
Mizuho Bank, Ltd.	$83,200,000.00	10.4000000%
Wells Fargo Bank, N.A.	$83,200,000.00	10.4000000%
Canadian Imperial Bank of Commerce Trust Company	$54,117,647.06	6.7647059%
Branch Banking & Trust Company	$54,117,647.06	6.7647059%
Citibank, N.A.	$54,117,647.06	6.7647059%
PNC Bank, N.A.	$54,117,647.06	6.7647059%
U.S. Bank N.A.	$54,117,647.06	6.7647059%
Fifth Third Bank	$33,882,352.94	4.2352941%
HSBC Bank USA, N.A.	$33,882,352.94	4.2352941%
The Northern Trust Company	$33,882,352.94	4.2352941%
WestPac Bank	$11,764,705.88	1.4705882%

TOTAL	$800,000,000.00	100.0000000%

4

Schedule 5.01(b)

Subsidiaries of the Borrowers

Company - Equifax Inc. (a Georgia corporation)

The Company owns, directly or indirectly, 100% of the stock of the following subsidiaries as of October 10, 2015 (all of which are included in the consolidated financial statements), except as noted in the footnotes below:

State or
Country of
Name of Subsidiary	Incorporation

3292637 Nova Scotia Company(26)	Nova Scotia

3292638 Nova Scotia Company(26)	Nova Scotia

Anakam, Inc.	Delaware

Anakam Information Solutions, LLC(24)	Delaware

Austin Consolidated Holdings, Inc.	Texas

Beluga Acquisitions Limited (11)	Guernsey

Compliance Data Center LLC (1)	Georgia

Computer Ventures, Inc.(1)	Delaware

DataVision Resources, LLC(2)	Iowa

EFX de Costa Rica, S.A. (17)	Costa Rica

EFX Holdings Ltd. (16)	Mauritius

Equiecua Analytics Services of Risk S.A. (16)	Ecuador

Equifax Acquisition Holdings LLC	Georgia

Equifax Americas B.V. (8)	The Netherlands

Equifax Analytics Private Limited (f/k/a Net Positive)(22)	India

5

Equifax Canada Co. (18)	Nova Scotia

Equifax Canadian Holdings Co. (26)	Nova Scotia

Equifax Canadian Holdings II Co. (26)	Nova Scotia

Equifax Commercial Services Ltd. (4)	Republic of Ireland

Equifax Consumer Services LLC (15)	Georgia

Equifax Decision Systems, B.V. (23)	The Netherlands

Equifax do Brasil Holdings Ltda.(6)(13)	Brazil

Equifax do Brasil Ltda. (12)(13)	Brazil

Equifax Ecuador C.A. Buró de Información Crediticia(19)	Ecuador

Equifax Enterprise Services LLC	Georgia

Equifax EUA Limited(23)	United Kingdom

Equifax Europe LLC(26)	Georgia

Equifax Fraude, S.L.(17)	Spain

Equifax Funding LLC	Georgia

Equifax Information Services LLC	Georgia

Equifax Information Services of Puerto Rico, Inc.(15)	Georgia

Equifax Information Technology LLC	Georgia

Equifax Investment (South America) LLC (6)	Georgia

Equifax Limited (4)	United Kingdom

Equifax Luxembourg S.À R.L.	Luxembourg

Equifax Luxembourg (No. 2) S.À R.L. (26)	Luxembourg

Equifax Luxembourg (No. 3) S.À R.L. (14)(21)	Luxembourg

Equifax Luxembourg (No. 4) S.À R.L. (25)	Luxembourg

Equifax Luxembourg (No. 5) S.À R.L. (23)	Luxembourg

6

Equifax Luxembourg (No. 6) S.À R.L. (26)	Luxembourg

Equifax Luxembourg (No. 7) S.À R.L. (23)	Luxembourg

Equifax Luxembourg (No. 8) S.À R.L.	Luxembourg

Equifax Luxembourg (No. 9) S.À R.L. (10)	Luxembourg

Equifax Research and Development (Ireland) Limited (23)	Republic of Ireland

Equifax Secure Ltd.(1)	United Kingdom

Equifax Software Systems Private Ltd.(22)	India

Equifax South America LLC (17)	Georgia

Equifax Spain Holdings S.À R.L. (3)(26)	Luxembourg

Equifax Special Services LLC (1)	Georgia

Equifax Technology (Ireland) Limited (28)	Republic of Ireland

Equifax Technology Solutions LLC	Georgia

Equifax Touchstone Ltd.(4)	United Kingdom

Equifax UK AH Limited (27)	United Kingdom

Equifax Uruguay S.A. (6)	Uruguay

eThority LLC (2)	South Carolina

Forseva, LLC (32)	Delaware

IntelliReal LLC	Colorado

Inversiones Equifax de Chile Ltda.(6)	Chile

IXI Corporation	Delaware

Net Profit, Inc. (2)	South Carolina

NettPositive Analytics FZE(22)	UAE

Payments Place Limited (20)	United Kingdom

Pioneer Holdings Limited (9)	Guernsey

7

Propago S.A. (7)	Chile

Rapid Reporting Verification Company, LLC(2)	Texas

Redbird Insurance, LLC	Missouri

Sawfish Limited (20)	United Kingdom

Sawfish Insolvency Systems Limited(30)	United Kingdom

Servicios Equifax Chile Ltda. (7)	Chile

TALX Corporation(8)	Missouri

TALX Fastime Services, Inc. (2)	Texas

TALX UCM Services, Inc. (2)	Missouri

TDX Australia Pty Limited (20)	Australia

TDX Capital Markets (UK) Limited (20)	United Kingdom

TDX Group Data Matching Limited (20)	United Kingdom

TDX Group Limited (31)	United Kingdom

TDX Indigo Iberia SL (20)	Spain

TDX Industry Solutions Limited (30)	United Kingdom

TDX Latin America SAC(20)(9)	Peru

TDX Trustees Limited (20)	United Kingdom

The Infocheck Group Ltd. (5)	United Kingdom

The Insolvency Exchange Limited (20)	United Kingdom

TrustedID, Inc.(15)	Delaware

TTI Financial 1 Limited (31)	Guernsey

Verdad Informatica de Costa Rica, S.A.(17)	Costa Rica

8

NOTES:

Company’s subsidiary Equifax Spain Holdings S.À R.L. (Luxembourg) owns 85.6% of Equifax Iberica, S.L. (Spain), which owns 95% of ASNEF/Equifax Servicios de Informacion Sobre Solvencia y Credito S.L. (Spain), 95% of Equifax Plus, S.L., and 50% of Credinformacoes Informaçoes de Credito Lda. (Portugal), along with Equifax Decision Systems, B.V. which owns 25%.

Company’s subsidiary Equifax South America LLC owns 16% of Equifax Peru S.A. (Peru), along with Servicios Equifax Chile Ltda. (Chile) which owns 35%. Equifax Peru S.A. owns 100% of Acelor SAC (Peru), and 100% of Servicios Integrales de Informacion S.A. (Peru).

Company’s subsidiary Equifax South America LLC owns 76.04% of Equifax Centroámerica S.A. de C.V. (El Salvador), which owns 100% of Equifax Honduras, Central de Riesgo Privada, S.A. (Honduras).

Company’s subsidiary Equifax Spain Holdings S.À R.L. (Luxembourg) owns 79.49% of the stock of Organizacion Veraz, S.A. (Argentina), and together these two entities own 98.9% of Transalud, S.A. (Argentina).

Company’s subsidiary Equifax Acquisition Holdings LLC owns 87.7085% of Grupo Inffinix, S.A. de C.V. (Mexico)(“Grupo”) and all of Grupo’s wholly-owned subsidiaries, as follows: Inffinix Limited (Hong Kong), Inffinix Software, S.L. (Spain); Inffinix Software, S.A. de C.V. (Mexico); Inffinix Administración, S.A. de C.V. (Mexico); Inffinix Assets, S.A. de C.V. (Mexico); Infosistemas Financieros, S.A. de C.V. (Mexico); and Inffinix Software Comercio, Servicios, Importação e Expostação, Ltda. (Brazil);

Company’s subsidiary Equifax Americas B.V. (the Netherlands) owns 65% of Equifax Paraguay S.A. (Paraguay).

Company’s subsidiary Equifax do Brasil Holdings Ltda. (Brazil) holds 15% of BOA Vista Servicios S.A. (Brazil).

Company’s subsidiary Equifax do Brasil Ltda. (Brazil) holds 9.5% of the stock of Neuroanalitica Participadoes Ltda. (Brazil), which owns 57% of the stock of Neurotech Technologica da Informacao S.A. (Brazil).

9

Company’s subsidiary Equifax Decision Systems, B.V. (the Netherlands) owns 50% of Equifax Credit Services LLC (Russia). Equifax Decision Systems, B.V. (the Netherlands), through its wholly-owned subsidiary, EFX Holdings Limited (Mauritius), owns of 49.37% of Equifax Credit Information Services Private Limited (India).

Company’s subsidiary TDX Group Limited (United Kingdom) owns 75% of Integrated Debt Services Ltd. (United Kingdom).

Company’s subsidiary Equifax Information Services LLC holds a 33% interest in Opt-Out Services LLC (Delaware), 33% interest in VantageScore Solutions, LLC (Delaware), 33% of New Management Services LLC (Delaware), 25% of Online Data Exchange LLC (Delaware) and 33% of Central Source LLC (Delaware).

(1)Subsidiary of Equifax Information Services LLC

(2)Subsidiary of TALX Corporation

(3)Subsidiary of Equifax Europe LLC

(4)Subsidiary of Equifax EUA Ltd.

(5)Subsidiary of Equifax Limited

(6)Subsidiary of Equifax South America LLC

(7)Subsidiary of Inversiones Equifax de Chile Ltda.

(8)Subsidiary of Equifax Information Services of Puerto Rico, Inc.

(9)Subsidiary of Equifax UK AH Limited

(10)Subsidiary of Equifax Luxembourg (No. 8) S.À R.L.

(11)Subsidiary of TTI Financial 1 Limited

(12)Subsidiary of Equifax do Brasil Holdings Ltda.

(13)Subsidiary of Equifax Investment (South America) LLC

(14)Subsidiary of Equifax Americas B.V.

(15)Subsidiary of Equifax Database Services, Inc.

(16)Subsidiary of Equifax Decision Systems, B.V.

(17)Subsidiary of Equifax Spain Holdings, S.À R.L.

(18)Subsidiary of Equifax Canadian Holdings Co.

10

(19)Subsidiary of Servicios Equifax Chile Ltda.

(20)Subsidiary of TDX Group Limited

(21)Subsidiary of Equifax Luxembourg (No. 4) S.À R.L.

(22)Subsidiary of EFX Holdings Ltd.

(23)Subsidiary of Equifax Luxembourg (No. 3) S.À R.L.

(24)Subsidiary of Anakam, Inc.

(25)Subsidiary of Equifax Luxembourg S.À R.L.

(26)Subsidiary of Equifax Luxembourg (No. 5) S.À R.L.

(27)Subsidiary of Equifax Luxembourg (No. 6) S.À R.L.

(28) Subsidiary of Equifax Luxembourg (No. 7) S.À R.L.

(29)Reserved

(30)Subsidiary of Sawfish Limited

(31)Subsidiary of Pioneer Holdings Limited

(32)Subsidiary of Equifax Technology Solutions LLC

11

Schedule 8.02

Liens as of the Closing Date

The Liens as of the Closing date are the liens identified on the chart attached to this Schedule as Attachment I. The liens identified on the chart attached to this Schedule as Attachment II are frivolous liens, included for disclosure purposes.

12

Schedule 8.03

Debt of Subsidiaries on the Closing Date

All Debt and Support Obligations of the Company, as a Borrower and Guarantor, Equifax Limited, as Borrower, Equifax Canada co., as Borrower, and Equifax Luxembourg S.À.R.L. under the Multi-Year Credit Agreement and all related Loan Documents.

$1,147,500,000 in aggregate principal amount of Debt of the Company under that certain Indenture dated as of June 29, 1998 by Equifax Inc., as Issuer, and The Bank of New York Mellon Trust Company, NA. (formerly known as The Bank of New York Trust Company, NA., as successor to Bank One Trust Company, N.A., which was successor in interest to The First National Bank of Chicago, as Trustee, and under all notes (including, without limitation, the Company's 6.90% Debentures due July 2028, 6.30% Notes due July 2017, 7.0% Notes due July 2037, and 3.30% Senior Notes due December 15, 2022), bonds and debentures issued by the Company thereunder and all related loan documents, in each case, as amended, supplemented or otherwise modified, together with all Debt in respect of any interest rate swaps entered into in connection with such Debt.

Debt in the nature of capital lease obligations incurred in the ordinary course of business of the Company and its Subsidiaries.

All Debt and Support Obligations of the Company and its consolidated Subsidiaries as disclosed in the most recent consolidated balance sheets (and related notes) of the Company as disclosed (or incorporated by reference) in the Company's Form 10-Q for the quarterly period ended September 30, 2015, filed with the SEC on October 22, 2015.

All other Debt of the Company incurred after September 30, 2015, through the date hereof, in an aggregate principal amount not in excess of $15,000,000.

INR 220,000,000 Indian Rupee under that certain Short Term Loan and Overdraft Facility provided by Bank of America, N.A. Mumbai to Equifax Software Systems Private Ltd.

INR 192,500,000 Indian Rupee under that certain Short Term Loan and Overdraft Facility provided by Bank of America, N.A. Chennai to Net Positive Business Analytics Private Limited

USD 4,000,000.00 under that certain Short Term Loan and guarantee bank letters provided by BCP (Bank Credit of Peru) to Equifax Peru S.A.

13

Schedule 12.02

Administrative Agent’s Office; Certain Addresses for Notices

COMPANY and DESIGNATED BORROWERS:

Equifax Inc.

1550 Peachtree Street, N.W.

Atlanta, GA 30309

Mail Code: H45

Attn: Mark E. Young, SVP & Treasurer

Telephone: 404-885-8226

Telecopy: 404-885-8121

E-mail: mark.young@equifax.com

Attn: M. Gabe Bonfield, VP & Assistant Treasurer

Telephone: 404-885-8909

Telecopy: 404-885-8121

E-mail: gabe.bonfield@equifax.com

Operations contact:

Attention: Tim Butler, Director of Cash Management

Telephone: 404-885-8277

Telecopier: 404-885-8121

E-mail: tim.butler@equifax.com

Website Address: www.equifax.com

with a copy to:

King & Spalding

1185 Avenue of the Americas

New York, NY 10036

Attn: Ellen M. Snare

Telephone: 212-556-2106

Telecopy: 212-556-2222

E-mail: esnare@kslaw.com

14

ADMINISTRATIVE AGENT:

SunTrust Bank

Mail Code GA-ATL-2020

3333 Peachtree Road NE, 8th Floor

Atlanta, Georgia 30326

Attention: Portfolio Manager

Telecopy Number: (404) 439-7409

with a copy to (for informational purposes):

SunTrust Bank

Agency Services

303 Peachtree Street N.E., 25th Floor

Mail Code 7662

Atlanta, Georgia 30308

Attention: Doug Weltz

Telecopy Number: (404) 495-2170

and

Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, Georgia 30309
Attention: Aldo L. LaFiandra
Telecopy Number: (404) 581-8330

L/C ISSUER:

SunTrust Bank

Marquis One

245 Peachtree Center Avenue

Mail Code 3707

Atlanta, GA 30303

Attention: Standby Letter of Credit Dept.

Telecopy Number: (404) 588-8129

SWING LINE LENDER:

SunTrust Bank

Agency Services

303 Peachtree Street N.E., 25th Floor

Mail Code 7662

Atlanta, Georgia 30308

Attention: Doug Weltz

Telecopy Number: (404) 221-2001

15

EXHIBIT A

FORM OF REVOLVING LOAN NOTICE

Date: ___________, _____

To:	SunTrust Bank, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November [__], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Equifax Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, an L/C Issuer and Swing Line Lender.

The Company hereby requests (select one) on behalf of ___________________ (the “Borrower”):

☐ A Borrowing of Revolving Loans; or

☐ A conversion or continuation of Revolving Loans.

1.	On _______________________________________ (a Business Day).

2.	In the amount of $________________.

3.	Comprised of ___________________.

[Type of Revolving Loan requested]

4.	For Eurodollar Rate Revolving Loans: with an Interest Period of [ ] months.

The Revolving Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

EQUIFAX INC.

By:

Name:

Title:

16

EXHIBIT B-1

FORM OF BID REQUEST

Date: __________, _____

To:	SunTrust Bank, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November [__], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Equifax Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, SunTrust Bank, as Administrative Agent, an L/C Issuer and Swing Line Lender.

The Lenders are invited to make Bid Loans:

1.      On ___________________________________ (a Business Day).

2.      In an aggregate amount not exceeding $____________ (with any sublimits set forth below).

3.      Comprised of (select one):

☐ Bid Loans based on an Absolute Rate	☐ Bid Loans based on Eurodollar Rate

Bid Loan No.	Interest Period requested	Maximum principal amount requested
1	_______days/mos	$_______________
2	_______days/mos	$_______________
3	_______days/mos	$_______________

The Bid Borrowing requested herein complies with the requirements of the proviso to the first sentence of Section 2.03(a) of the Agreement.

17

The Company, on behalf of _____________________ (the “Borrower”), authorizes the Administrative Agent to deliver this Bid Request to the Lenders. Responses by the Lenders must be in substantially the form of Exhibit B-2 to the Agreement and must be received by the Administrative Agent by the time specified in Section 2.03 of the Agreement for submitting Competitive Bids.

EQUIFAX INC.

By:

Name:

Title:

18

EXHIBIT B-2

FORM OF COMPETITIVE BID

Date: __________, _____

To:	SunTrust Bank, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November [__], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Equifax Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, SunTrust Bank, as Administrative Agent, an L/C Issuer and Swing Line Lender.

In response to the Bid Request dated _____________________, ____, the undersigned offers to make the following Bid Loan(s):

1.      Borrowing date: _________________________ (a Business Day).

2.      In an aggregate amount not exceeding $_____________ (with any sublimits set forth below).

3.      Comprised of:

Bid Loan No.	Interest Period offered	Bid Maximum	Absolute Rate Bid or Eurodollar Margin Bid*
1	_______days/mos	$________________	(- +) _______%
2	_______days/mos	$________________	(- +) _______%
3	_______days/mos	$________________	(- +) _______%

* Expressed in multiples of 1/100th of a basis point.

19

Contact Person:                                      Telephone:

[LENDER]

By:

Name:

Title:

******************************************************************************

THIS SECTION IS TO BE COMPLETED BY THE COMPANY IF IT WISHES TO ACCEPT ANY OFFERS CONTAINED IN THIS COMPETITIVE BID:

The offers made above are hereby accepted in the amounts set forth below:

Bid Loan No.	Principal Amount Accepted
$
$
$

EQUIFAX INC.

By:

Name:

Title:

Date:

20

EXHIBIT C

FORM OF SWING LINE LOAN NOTICE

Date: ___________, _____

To:	SunTrust Bank, as Swing Line Lender SunTrust Bank, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November [__], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Equifax Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, an L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.05(a) of the Agreement.

EQUIFAX INC.

By:

Name:

Title:

21

EXHIBIT D

FORM OF REVOLVING NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of November [__], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Equifax Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, an L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.05(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars (or, to the extent permitted by the Agreement, in the applicable Alternative Currency) in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. [This Note is also entitled to the benefits of the guaranty given by the Company under Article XI of the Agreement.]1 Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

1 To be included in Notes issued by Borrowers other than the Company.

22

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[BORROWER]

By:

Name:

Title:

23

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Revolving Loan Made	Amount of Revolving Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

24

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                  , ____

To:	SunTrust Bank, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November [__], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Equifax Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, an L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                       of the Company and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.          The Company has delivered the year-end audited financial statements required by Section 6.01(b) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.          The Company has delivered the unaudited financial statements required by Section 6.01(a) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.          The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by such financial statements.

3.          A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and

25

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

5.          The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________________, ___________.

EQUIFAX INC.

By:

Name:

Title:

26

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 8.01 – Maximum Leverage Ratio.

	A.	Consolidated Funded Debt at Statement Date:	$__________

	B.	Consolidated EBITDA for four consecutive fiscal quarters ending on the Statement Date (See Schedule 2):	$__________

	C.	Leverage Ratio (Line I.A ÷ Line I.B):	: 1.00

		Maximum permitted:	3.50:1.00[2]

2 Replace with “4.00:1.00” if the Company has satisfied the Leverage Ratio Increase Requirements for the relevant period pursuant to Section 8.01 of the Agreement.

27

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income
+ Consolidated Interest Expense
+ Federal and State income tax expense
+ depreciation expense
+ amortization expense
+ all other non-cash charges
= Consolidated EBITDA

28

EXHIBIT F-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]4 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities7) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

3 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

4 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

5 Select as appropriate.

6 Include bracketed language if there are either multiple Assignors or multiple Assignees.

7 Include all applicable subfacilities.

29

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.           Administrative Agent: SunTrust Bank, as the administrative agent under the Credit Agreement.

5.           Credit Agreement: Credit Agreement, dated as of November [__], 2015, among Equifax Inc., a Georgia corporation, the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, an L/C Issuer, and Swing Line Lender.

6.           Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Facility Assigned[10]	Aggregate Amount of Commitments for all Lenders[11]	Amount of Commitments/ Loans Assigned	Percentage Assigned of Commitments/ Loans[12]		CUSIP Number

			$	$		%
			$	$		%
			$	$		%

[7.          Trade Date:    __________________]13

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

8 List each Assignor, as appropriate.

9 List each Assignee, as appropriate.

10 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “DDTL Commitment,” “Incremental Term Loan Commitment,” “Revolving Commitment,” etc.).

11 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

12 Set forth, to at least 9 decimals, as a percentage of the Commitments of all Lenders thereunder.

13 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

30

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Name:

Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Name:

Title:

[Consented to and]14 Accepted:

SUNTRUST BANK, as
  Administrative Agent

By:

Name:

Title:

[Consented to:][15]

By:

Name:

Title:

14 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

15 To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

31

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

EQUIFAX INC.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

1.1.          Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

32

2.          Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.          General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

33

EXHIBIT F-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

(See attached)

34

•	Lender Administrative Questionnaire

Borrower Information

Borrower:	Equifax Inc.
Amount and Facilities:	$1,700,000,000 Senior Credit Facilities
Closing Date:	November 2015
Borrower Tax ID#:	58-0401110
Participant Information

Institution:
(As it will appear in documents and subsequent announcements)
Institution Tax ID#:

Please submit an original, signed tax withholding form for your entity.

	Credit Contact	Admin./Operations Contact

Primary Contact:
Title:
Street Address:
City/State/Zip:
Telephone Number:
Fax Number:
E-mail Address:

Contact Name:
Phone Number
Email Address:

Wire Routing Instructions

Bank Name:
ABA Number:
City/State:
Account Name (OBI):
Account Number:
Beneficiary (BNF)
Ref:

• Administrative Agent Information
Operations		Wire Instructions

Primary Contact:	Doug Weltz	Bank:	SunTrust Bank
Telephone Number:	(404) 813-5156	City/State	Atlanta, Georgia
Fax Number:	(404) 495-2170	ABA #:	061000104
Address:	SunTrust Bank, Atlanta	Credit:	Agency Services Operating Account
	303 Peachtree Street, 25th Floor	Account #:	1000022220783
	Mail Code 7662	Attention:	Doug Weltz
	Atlanta, Georgia 30308	Reference:	Equifax Inc.
E-mail Address:	Agency.Services@suntrust.com

PLEASE COMPLETE THIS FORM AND FAX TO SUNTRUST AGENCY SERVICES AT (404) 495-2170 OR SEND
VIA E-MAIL TO AGENCY.SERVICES@SUNTRUST.COM

35

EXHIBIT G

FORM OF DESIGNATED BORROWER REQUEST AND
ASSUMPTION AGREEMENT

Date: ___________, _____

To:	SunTrust Bank, as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.16 of that certain Credit Agreement, dated as of November [__], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Equifax Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, an L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

Each of ______________________ (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower satisfies the requirements of an Eligible Subsidiary.

The documents required to be delivered to the Administrative Agent under Section 2.16 of the Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Agreement.

Complete if the Designated Borrower is a Domestic Subsidiary: The true and correct U.S. taxpayer identification number of the Designated Borrower is _____________.

Complete if the Designated Borrower is a Foreign Subsidiary: The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that with effect from the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Agreement as a Borrower. Effective as of the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Agreement.

36

The parties hereto hereby request that the Designated Borrower be entitled to receive [Revolving Loans] [Bid Loans] under the Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Revolving Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.16 of the Agreement.

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By:

Name:

Title:

EQUIFAX INC.

By:

Name:

Title:

37

EXHIBIT H

FORM OF DESIGNATED BORROWER NOTICE

Date: ___________, _____

To:	Equifax Inc.

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.16 of that certain Credit Agreement, dated as of November [__], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Equifax Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, an L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [_________________________] shall be a Designated Borrower and may receive [Revolving Loans] [Bid Loans] for its account on the terms and conditions set forth in the Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Agreement.

SUNTRUST BANK,
as Administrative Agent

By:

Name:

Title:

38

EXHIBIT I

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of November [__], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Equifax Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, an L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Dated: __________ ___, _____	[PARTICIPANT]

By:
Name:
Title:

39

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of November [_], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Equifax Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, an L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Dated: __________ ___, _____	[PARTICIPANT]

By:
Name:
Title:

40

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of November [_], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Equifax Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, an L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Dated: __________ ___, _____	[LENDER]

By:
Name:
Title:

41

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of November [__], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Equifax Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, an L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Dated: __________ ___, _____	[LENDER]

By:
Name:
Title:

42

EXHIBIT J

FORM OF DDT LOAN NOTICE

Date: ___________, _____

To:	SunTrust Bank, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November [__], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Equifax Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, an L/C Issuer and Swing Line Lender.

The Company hereby requests (select one):

☐ A Borrowing of the DDT Loan; or

☐ A conversion of the DDT Loan, or a continuation of Eurodollar Rate DDT Loans.

1.          On _______________________________________ (a Business Day).

2.          In the amount of $________________.

3.          Comprised of ___________________.

[Type of DDT Loan requested]

4.          For Eurodollar Rate DDT Loans: with an Interest Period of [   ] months.

EQUIFAX INC.

By:

Name:

Title:

43

EXHIBIT K

FORM OF DDTL NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the DDT Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of November [__], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Equifax Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, an L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of the DDT Loan from the date of such DDT Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. DDT Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its DDT Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

44

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

EQUIFAX INC.

By:

Name:

Title:

45

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of DDT Loan Made	Amount of DDT Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

46

EXHIBIT L

FORM OF INCREMENTAL TERM LOAN NOTICE

Date: ___________, _____

To:	SunTrust Bank, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November [__], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Equifax Inc., a Georgia corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, an L/C Issuer and Swing Line Lender.

The Company hereby requests (select one):

☐ A Borrowing of the Incremental Term Loan; or

☐ A conversion of the Incremental Term Loan, or a continuation of Eurodollar Rate Incremental Term Loans.

1.          On _______________________________________ (a Business Day).

2.          In the amount of $________________.

3.          Comprised of ___________________.

[Type of Incremental Term Loan requested]

4.          For Eurodollar Rate Incremental Term Loans: with an Interest Period of [    ] months.

EQUIFAX INC.

By:

Name:

Title:

47